Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY

ROW SUPPLY AGREEMENT

BETWEEN

GLAXO GROUP LIMITED

AND

ADOLOR CORPORATION

DATED AS OF

SEPTEMBER 13, 2004

i

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Schedules

Schedule 1.51	Existing Product Suppliers
Schedule 1.56	Specifications
Schedule 2.5	Key Performance Indicators
Schedule 3.1	Initial Estimate of Capsule Product Price
Schedule 3.2	GSK Address for Invoices
Schedule 4.5	Quality Agreement

v

ROW SUPPLY AGREEMENT

THIS ROW SUPPLY AGREEMENT (“Agreement”) is made and entered into as of the 13th day of September, 2004 (the “Effective Date”) by and between GLAXO GROUP LIMITED, a United Kingdom corporation having its principal office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”), and ADOLOR CORPORATION, a Delaware corporation having its principal office at 700 Pennsylvania Drive, Exton, Pennsylvanian 19341 (“Adolor”). GSK and Adolor are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, Adolor and GSK entered into a Collaboration Agreement dated April 14, 2002 (the “Collaboration Agreement”), under which the Parties agreed to negotiate and agree in good faith on a supply agreement for API Compound (as defined below);

WHEREAS, GSK has requested that, in lieu of API Compound, Adolor supply to GSK Product (as defined below) solely for the use by GSK for sale or distribution in the ROW (each as defined below) in accordance with Collaboration Agreement; and

WHEREAS, GSK and Adolor desire that Adolor supply GSK with GSK’s requirements of Product for sale or distribution in the ROW under the terms and conditions of this Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Adolor and GSK, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “AAA” has the meaning set forth in Section 14.7.2.

1.2 “ACH” has the meaning set forth in Section 3.4.

1.3 “Adolor Invention” means an Invention that is conceived or reduced to practice by an employee or agent of Adolor solely or jointly with a Third Party.

1.4 “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80.

1.5 “Affiliate” of a Party means any Person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such Person for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

1.6 “Annual Product Review” has the meaning set forth in Section 5.14.

1.7 “API Compound” means bulk quantities of Compound prior to the commencement of secondary manufacturing resulting in Product.

1.8 “Breaching Party” has the meaning set forth in Section 13.2.

1.9 “Business Day” means any day on which banking institutions in both New York, New York, United States and London, England are open for business.

1.10 “Business Review Meeting” has the meaning set forth in Section 2.6.

1.11 “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.12 “Capsule Processing Cost” means the total costs paid by Adolor to Third Party manufacturers for the conversion of Compound into bulk hot-fill encapsulated Product, including quality and release testing.

1.13 “Certificate of Analysis” means a document identified as such and provided by Adolor or its Product Supplier to GSK that sets forth the analytical test results against the Specifications for a specified lot of Product shipped to GSK hereunder.

1.14 “Certificate of Compliance” means a document identified as such and provided by Adolor or its Product Suppliers to GSK that states that certifies, warrants and reflects that each batch of Product was produced and tested in compliance with the Specifications, cGMPs, the Master Batch Record and all other applicable regulatory documents.

1.15 “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.16 “Compound” means the peripheral mu antagonist having molecular formula (+)-[[2(S)-[[4(R)-(3-hydroxyphenyl)-3(R),4-dimethyl-1-piperidinyl]-methyl]-1-oxo-3-phenylpropyl]amino]acetic acid dihydrate, known generically as “alvimopan”, and all pharmaceutically acceptable salts and solvates thereof.

1.17 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

1.17.1 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

1.17.2 were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.17.3 became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

1.17.4 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

1.17.5 were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

1.18 “Consent” means any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Authority or other person.

1.19 “Cost and Time Statement” has the meaning set forth in Section 4.2.2.

1.20 “Cost of Goods” means the total cost of Product as invoiced by Third Parties, including without limitation the sum of the following actual costs: (a) manufacturing, shipping and storage of API Compound (specifically excluding API Compound Carrying Cost (as defined in the Collaboration Agreement)); (b) manufacturing, shipping and storage of Product; (c) packaging and labeling; (d) quality assurance; (e) customs or excise taxes, import duties, sales taxes and other taxes or duties.

1.21 “Country” means any generally recognized sovereign entity.

1.22 “Current Good Manufacturing Practices” or “cGMPs” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products. For purposes of this Agreement, cGMPs shall mean (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products as each may be amended from time to time or (ii) promulgated by any Governmental Authority having jurisdiction over the manufacture of the Products, in the form of Laws, (iii) promulgated by any Governmental Authority having jurisdiction over the manufacture of the Products, in the form of guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented within the pharmaceutical manufacturing industry for such Products and subject to any arrangements, additions or clarifications agreed to from time to time by the Parties in the Quality Agreement.

1.23 “Delivery Date” means the date specified by GSK in accordance with the Firm Order that Adolor shall make the Products available for shipment in accordance with this Agreement.

1.24 “Deviation Report” has the meaning set forth in Section 5.4.1.

1.25 “Disclosing Party” has the meaning set forth in Section 1.17.

1.26 “Discretionary Manufacturing Changes” has the meaning set forth in Section 4.2.2.

1.27 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.28 “Firm Order” has the meaning set forth in Section 2.2.2.

1.29 “Force Majeure Event” has the meaning set forth in Section 12.1.

1.30 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any Country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body, including without limitation the European Agency for the Evaluation of Medicinal Products.

1.31 “GSK Invention” means an Invention that is conceived or reduced to practice by an employee or agent of GSK solely or jointly with a Third Party.

1.32 “Indemnified Party” has the meaning set forth in Section 10.4.1.

1.33 “Indemnifying Party” has the meaning set forth in Section 10.4.1.

1.34 “Intellectual Property” means (i) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans and all goodwill associated therewith; (ii) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (iii) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (iv) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; and (v) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.

1.35 “Invention” means any discovery (whether patentable or not) conceived or reduced to practice during the Term as a result of the activities, and related to, derived from or useful for the manufacture, use or sale of the Product.

1.36 “Laws” means all laws, statutes, rules, regulations (including, without limitation, cGMPs, Investigational New Marketing Authorization regulations at 21 C.F.R. § 312; NDA regulations at 21 C.F.R. § 314, relevant provisions of the Federal Food, Drug and Cosmetic Act, and other laws and regulations enforced by the FDA or other applicable Governmental Authority) ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.37 “Litigation Condition” has the meaning set forth in Section 10.4.2.

1.38 “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a Third Party.

1.39 “Manufacture Date” shall mean the date of first compounding the Product.

1.40 “Major Market Country” means each of Australia, Japan, Canada, and all member states of the European Union as of the effective date of the Collaboration Agreement (other then Luxembourg and Greece).

1.41 “Marketing Authorization” means, with respect to a Country, the regulatory authorization required to market and sell Product in such Country as granted by the relevant Governmental Authority.

1.42 “Materials” means the raw materials, components and other ingredients required to manufacture the Products, each as specifically identified in a Marketing Authorization.

1.43 “NDA” means a new Marketing Authorization or supplemental new Marketing Authorization or any amendments thereto submitted to the FDA in the United States.

1.44 “Nonconforming Product” means any Product that cannot be released to produce finished Product for any reason whatsoever.

1.45 “Nonconformity” has the meaning set forth in Section 5.4.2.

1.46 “Party” and “Parties” shall have the meanings given such terms, respectively, in the first paragraph of this Agreement.

1.47 “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.48 “POI Product” means a prescription pharmaceutical product that contains Compound as the sole active ingredient for the prevention, treatment or management of post-operative ileus or post-operative bowel dysfunction.

1.49 “Potential Contaminants” has the meaning set forth in Section 4.8.

1.50 “Product” means (i) POI Product supplied in bulk capsules for final labeling and packaging by GSK and (ii) any other prescription pharmaceutical product that contains Compound as the sole active ingredient developed by the Parties under the Collaboration Agreement that the Parties may by mutual consent determine to add to this Agreement.

1.51 “Product Supplier” means any Existing Product Supplier or Future Product Supplier.

1.51.1 “Existing Product Supplier” means any manufacturer, packager or processor of Compound or Product pursuant to and in accordance with an agreement executed of even date herewith or prior to the date hereof which are incorporated herein by reference and which supplier has agreed to perform such manufacturing, packaging or processing activities in accordance with the terms of this Agreement as such terms may be modified and further described on Schedule 1.51 (i.e., when this Agreement states that an Existing Product Supplier has agreed to certain obligations or when Adolor shall require the Product Suppliers to agree to certain obligations, the agreement of such Existing Product Supplier shall be as modified and further described on such Schedule).

1.51.2 “Future Product Supplier” means any manufacturer, packager or processor of Compound or a Product for development, promotion and sale pursuant to and in accordance with an agreement entered into after the date hereof (including, for clarity, a subsequent agreement or amendment with an Existing Product Supplier).

1.52 “Quality Agreement” has the meaning set forth in Section 4.5.

1.53 “Receiving Party” has the meaning set forth in Section 1.17.

1.54 “Required Manufacturing Changes” has the meaning set forth in Section 4.2.1.

1.55 “ROW” shall mean Countries other than the United States, its territories and possessions.

1.56 “Specifications” means all specifications for the Product which shall be set forth on Schedule 1.56 to this Agreement, at the date that GSK files its Marketing Authorization Application, as may be agreed and amended by the Parties from time to time. The Specifications shall include, for both API Compound and Product: (a) master batch records; (b) analytical test methods for both in-process and finished product tests; and (c) analytical test limits.

1.57 “Taxes” has the meaning set forth in Section 3.7.

1.58 “Term” has the meaning set forth in Section 13.1.

1.59 “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.60 “Third Party Claim” has the meaning set forth in Section 10.4.1.

ARTICLE 2

SUPPLY OF PRODUCT

2.1 General.

2.1.1 Overview of Asset Management Team. The Asset Management Team, in accordance with the Collaboration Agreement, shall manage and oversee the manufacture and supply of Product to GSK for sale or distribution in the ROW under the terms of this Agreement and have such other responsibilities as set forth in the Collaboration Agreement, this Agreement or as may be mutually agreed upon by the Parties from time to time.

2.1.2 Efforts. Subject to the terms and conditions of this Agreement, Adolor agrees to have manufactured and supplied the Products to GSK in such amounts ordered pursuant to the terms of this Agreement for sale or distribution in the ROW. GSK agrees that Product supplied hereunder shall be used by GSK solely for sale or distribution in the ROW.

2.1.3 Product Suppliers.

(a) In order to fulfill its obligations under this Agreement, Adolor shall be responsible for: (i) entering into appropriate supply agreements with Product Suppliers; (ii) transferring technology to such Product Suppliers; (iii) where such Product Suppliers have not already been appointed as of the Effective Date, obtaining approval of such Product Supplier and the facility where its manufacturing activity is to occur from GSK, such approval not to be unreasonably withheld, refused, conditioned or delayed; and (iv) obtaining any necessary regulatory approval for the use of such Product Suppliers. Adolor shall make payments to Product Suppliers. Neither Adolor nor the Existing Product Suppliers shall manufacture API Compound or Drug Product at a facility other than those facilities referenced in the Existing Product Supplier agreements that have been incorporated herein by reference without GSK’s prior written consent, such consent not to be unreasonably withheld, refused, conditioned or delayed.

(b) Adolor shall manage and maintain the agreements with the Product Suppliers and shall enforce the rights and remedies set forth in the agreements with the Product Suppliers; provided, however, in the event that Adolor is not successful in such enforcement, Adolor shall not be deemed in breach of this Section 2.1.3(b), provided Adolor has attempted in good faith to enforce such rights and remedies.

2.2 Forecasts and Orders.

2.2.1 General. During the Term of this Agreement, GSK shall provide to Adolor a rolling forecast for the next succeeding eighteen (18) months (or such shorter period remaining under the Term) of the anticipated volumes of Product to be supplied to GSK pursuant to Section 2.2.2. GSK shall provide such projections to Adolor at such times as GSK shall reasonably determine, but in no event less than monthly and no later than the fifteenth (15th) day of each month.

2.2.2 Firm Orders. The volume requirements for each Product as set forth for each of the first four (4) months of each such rolling forecast shall be a binding commitment to purchase the specified volumes of Product (each such four-month period shall be referred to herein as the “Firm Order”). Each requirement in the Firm Order shall specify the volumes of Products ordered, the Delivery Date and the destination for delivery of the Products. The Firm Orders may be delivered electronically or by other means to such location as Adolor shall designate. Adolor shall acknowledge and provide GSK with a written acceptance of each Firm Order within five (5) Business Days following Adolor’s receipt thereof. Adolor may reject only that portion of any Firm Order that it shall be unable to fill (a) due to a Force Majeure Event, (b) due to a shortage of API Compound, subject to allocation pursuant to Section 2.4, or (c) that is otherwise inconsistent with the rolling forecast. Adolor shall be obligated to make such Products available on the Delivery Date specified by GSK, provided that Adolor shall be entitled to deliver such Products any time within the three (3) day period prior to the Delivery Date. Subject to Section 3.5.1, in the event that Adolor shall not be able to make Product volumes available by the Delivery Date specified in a Firm Order, Adolor shall notify GSK within two (2) Business Days of its discovery of its inability to comply with the terms of this Section 2.2. Except as otherwise provided in this Agreement, all Firm Orders shall be binding on Adolor and GSK. GSK shall issue Firm Orders to Adolor not less than one hundred twenty (120) days prior to the earliest requested Delivery Date for any Products to be shipped pursuant to such Firm Order. Other than terms respecting quantity, Delivery Date, shipment method and destination, the terms and conditions of any Firm Order submitted by GSK, or written acceptance thereof by Adolor shall be of no force and effect, whether or not objected to by Adolor or GSK, and nothing in any such Firm Order or written acceptance shall supercede the terms and conditions of this Agreement, the Collaboration Agreement or the Quality Agreement.

2.2.3 Non-Binding Forecasts. The Product volumes specified for the fifth (5th) through the eighteenth (18th) month of each volume forecast shall be non-binding estimates of future Product requirements.

2.3 Accommodations. From time to time, due to significant unforeseen circumstances, GSK may request, in writing, that Adolor deliver Product volumes in excess of those specified in the Firm Order. Adolor shall use commercially reasonable efforts to provide and to cause its Product Suppliers to provide GSK with such excess Product volumes.

2.4 Shortages. In the event of a shortage of API Compound in the manufacture of Product, allocation of API Compound shall be as follows: (a) requirements for use in POI Products for sale or distribution in the United States, its territories and possessions shall have first priority; and (b) requirements for use in POI Products for sale or distribution in the ROW shall have second priority; provided that the Parties shall consult with respect to the quantities of Product, in good faith, allocation of available API Compound and use of safety stocks of Product in determining such allocation.

2.5 Performance.

2.5.1 Continuous Improvement. Adolor shall use commercially reasonable efforts to, and to cause its Product Suppliers to, improve the performance of the manufacturing process including cost, yield and delivery timing.

2.5.2 Key Performance Indicators. GSK and Adolor shall use the indicators set forth on Schedule 2.5 to evaluate the supply of Product to GSK under this Agreement. The indicators are to be used merely as benchmarks to evaluate such supply of Products and for discussion criteria as to ways a Party or the Product Suppliers may improve such supply. Adolor shall use commercially reasonable efforts to achieve these goals. For the avoidance of doubt, the failure to achieve the goals set forth in such indicators shall not be deemed a breach of this Agreement by Adolor.

2.6 Meetings and Reports. Unless otherwise mutually agreed, the Parties shall meet no less than semi-annually to discuss the forecasts, the key performance indicators (as described in Section 2.5 above), strategies for improving the processes related to the manufacture of the Products, to report other developments relating to the Product and, without relieving any Party of or amending any obligations under this Agreement, to designate additional persons for communications relating to the performance of this Agreement and other matters relevant to the supply of Products hereunder (each such meeting hereinafter referred to as the “Business Review Meeting”). At least two (2) Business Days prior to the Business Review Meeting, GSK and Adolor shall agree on an agenda for such Meeting. GSK shall attempt, in good faith, to provide to Adolor at the Business Review Meetings all other readily available, appropriate data relating to the Products or GSK’s prospective demands and trends for the Products. The Parties may, in their discretion, schedule additional Business Review Meetings to address issues arising from this Agreement.

2.7 Long-Term Forecasts. Every three (3) months during the term of this Agreement, GSK shall provide to Adolor a long-term forecast of the anticipated annual volumes of Product to be supplied to GSK pursuant to Section 2.2 above. GSK shall provide to Adolor a projection for the next succeeding three (3) years (or such shorter period remaining under the Term) of GSK’s anticipated aggregate requirements for Product. The requirements for Product as set forth in each long-term forecast shall be a projection only and shall not be binding on either Party.

2.8 Supply Capacity. Within thirty (30) days of receiving the long term forecast set forth in Section 2.7 hereof, Adolor shall confirm that Adolor has, or its Product Supplier(s) have, sufficient capability to meet such forecasted amounts. Furthermore, with regard to the non-binding forecast set forth in Section 2.2.3 hereof and the long-term forecast set forth in Section 2.7 hereof, Adolor shall promptly notify GSK if Adolor believes that it shall be unable to meet such forecasted amounts.

2.9 Right of First Negotiation. Subject to Adolor’s existing obligations to its Product Suppliers, GSK shall have a right of first negotiation to become an alternative or primary source of supply of API Compound and/or Drug Product, at GSK’s Cost of Goods therefor, which shall not be greater than the applicable Product Supplier’s Cost of Goods, and Adolor shall consider any such proposal by GSK in good faith. The Parties shall enter into a separate supply agreement if, in accordance with the foregoing, GSK is chosen to become an alternative or primary Product Supplier of API Compound and/or Drug Product; provided, however, that GSK’s Cost of Goods for API Compound and/or Drug Product shall in no event exceed the cost of API Compound and/or Drug Product as supplied, or as could be supplied by a Third Party, as measured at the request of Adolor and no more frequently than once per Calendar Year. In the event that GSK is established as a Product Supplier, GSK shall be responsible for all costs and expenses related to any necessary transfer of technology.

ARTICLE 3

PRICES FOR PRODUCTS; SHIPMENT; PAYMENTS

3.1 Price.

3.1.1 Capsule Product Price. During the Term of this Agreement, GSK shall pay Adolor for hot-fill encapsulated Product at Adolor’s Cost of Goods plus [**] percent ([**]%) of the Capsule Processing Cost (“Capsule Product Price”). The initial estimated Capsule Product Price is set forth on Schedule 3.1 attached hereto and incorporated herein. The Capsule Product Price shall be reviewed and adjusted in October of each year for the immediately following Calendar Year based on Adolor’s actual Cost of Goods. By October 31 of each Calendar Year of the Term, Adolor shall notify GSK of the new estimated Capsule Product Price, and such new estimated Capsule Product Price shall be and remain effective for the immediately following Calendar Year. During each Calendar Year of the Term, each quarter, Adolor shall provide GSK with estimated variances of the actual Capsule Product Price from the estimated Capsule Product Price. Within ninety (90) days after the end of each Calendar Year, Adolor shall calculate the difference between the estimated Capsule Product Price and the actual Capsule Product Price for the Products ordered. If the result of this calculation is positive, GSK shall pay such amount to Adolor and if the result of the calculation is negative, Adolor shall pay the absolute value of such amount to GSK. Adolor will use commercially reasonable efforts to provide a cost for API Compound not to exceed [**] U.S. dollars ($[**]) per kilogram, unless otherwise mutually agreed between the Parties, to be adjusted for inflation commencing with the Calendar Year beginning January 1, 2004, using the Producer Price Index as published by the Bureau of Labor Statistics of the U.S. Department of Labor.

3.1.2 Product Price for Product other than hot-fill encapsulated Product. The Parties shall agree upon mutually acceptable pricing terms for Product other than hot-fill encapsulated Product at such time as those new formulations are incorporated into this Agreement.

[**] =	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2 Invoices. Adolor shall invoice GSK for Products on or after the date they are delivered to GSK pursuant to Section 3.5.1. Each invoice shall specify the Firm Order reference to which it corresponds. All invoices shall be submitted by Adolor to GSK at the address set forth on Schedule 3.2 for review and processing.

3.3 Payment. Payments for Products delivered to GSK shall be due net forty-five (45) days from the date of invoice, without right of set-off or deduction.

3.4 Payment Method. All payments to be made under this Agreement shall be made in United States dollars by bank wire transfer or Automated Clearing House payments (“ACH”) in immediately available funds to such U.S. bank account(s) as Adolor shall designate.

3.5 Shipment; Title; Transport.

3.5.1 General. All Product shall be shipped EXW Adolor’s or its Products Supplier’s shipping facility (as defined in INCOTERMS, 2000 edition, published by the International Chamber of Commerce, ICC Publication 560). Adolor shall execute all accepted Firm Orders consistent with this Agreement and deliver such quantities of Product to GSK’s designated carrier at Adolor’s or its Products Supplier’s shipping facility, within ten percent (10%) below or above the requested amount provided in GSK’s Firm Order. Title to any Products shall pass from Adolor to GSK when each order of Product is placed at the disposal of GSK. Adolor shall require that its Product Suppliers deliver such Product in accordance with this Agreement and GSK’s reasonable instructions. If any Product is rejected by GSK after shipment under this Agreement, Adolor may, at its discretion, request that GSK destroy the Product or return the Product to Adolor. In the event the rejected Product is to be destroyed by GSK, the Existing Product Suppliers have agreed to absorb the costs associated with such destruction if the rejection is the result of such Product Suppliers’ failure to manufacture the API Compound or Drug Product, as applicable, in accordance with the Specifications; otherwise GSK shall absorb the costs. In the event the rejected Product is to be returned to Adolor, then title to and risk of loss with respect to those rejected Product shall pass from GSK to Adolor when such Products are placed in the possession of the carrier for return to Adolor or for shipment on behalf of Adolor to a destination designated by Adolor.

3.5.2 Single Order. To the extent possible, Products that are purchased in a single Firm Order shall be delivered in a single shipment unless Adolor agrees that such Products may be delivered to more than one location.

3.5.3 Delivery Timing. Adolor shall give timely advance notice to GSK of its inability to make Products available as required by any Firm Order or otherwise perform its obligations under this Agreement.

3.5.4 Shelf Life. All Products shipped by Adolor or its Product Suppliers to GSK shall be shipped within three (3) months of the Manufacture Date.

3.6 Financial Records; Audits. Adolor shall keep, and shall cause its Affiliates and sublicensees to keep, such accurate and complete records as are necessary to determine the Cost of Goods and amounts owing to Adolor under this Agreement. Such records shall be retained by Adolor or any of its Affiliates or sublicensees. During normal business hours and with reasonable advance notice to Adolor, such records shall be made available for inspection, review and audit, at the request and expense of GSK, by an independent certified public accountant, or the local equivalent, appointed by GSK and reasonably acceptable to Adolor for the sole purpose of verifying the accuracy of the Adolor’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however that such audits may not be performed by GSK more than once per Calendar Year and that GSK shall not be permitted to audit the same period of time more than once. Such accountants shall be instructed not to reveal to GSK the details of its review, except for (i) such information as is required to be disclosed under this Agreement and (ii) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to GSK, and all such information shall be deemed Confidential Information of Adolor; provided, however, that in any event such information may be presented to GSK in a summary fashion as is necessary to report the accountants’ conclusions. All costs and expenses incurred in connection with performing any such audit shall be paid by GSK unless the audit discloses at least a five percent (5%) overpayment by GSK, in which case Adolor shall bear the full cost of the audit for such Calendar Year. GSK shall be entitled to recover any shortfall in payments due to it as determined by such audit, plus interest thereon calculated in accordance with Section 3.8, or alternatively shall have the right to offset and deduct any such shortfall in payments due to it against payments GSK is otherwise required to make to Adolor under this Agreement.

3.7 Taxes

3.7.1 Tax Withholding. Any taxes, levies or other duties (“Taxes”) paid or required to be withheld under the appropriate local tax laws by a Party on account of monies payable to the other Party under this Agreement shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement. A Party shall secure and send to the other Party within a reasonable period of time proof of any such Taxes paid or required to be withheld by a Party for the benefit of the other Party. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by a Party are reduced in amount to the fullest extent permitted by Law. No deduction shall be made, or a reduced amount shall be deducted, if a Party furnishes a document from the appropriate tax Governmental Authorities to the other Party certifying that the payments are exempt from Taxes or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation.

3.7.2 Adolor shall pay and otherwise be responsible for applicable sales, goods and services and transfer taxes in connection with any payment made to Adolor pursuant to this Agreement.

3.8 Interest on Late Payments. If GSK shall fail to make a timely payment pursuant to this Article 3, any such payment that is not paid on or before the date such payment is due under this Agreement shall bear interest, to the extent permitted by applicable law, at the average one-month London Inter-Bank Offering Rate (LIBOR) for the United States Dollar as reported from time to time in The Wall Street Journal, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue or, if such rate is not regularly published, as published in such source as the Asset Management Team agrees.

ARTICLE 4

MANUFACTURE OF PRODUCT

4.1 General. Adolor shall require in its agreements with its Product Suppliers that the Product Suppliers shall manufacture, test, package, store, label, release and deliver the Products in accordance with the Specifications, cGMPs, applicable Laws and the provisions of the Quality Agreement. The initial Specifications for the Product shall be established and agreed upon by the Parties in accordance with the Collaboration Agreement and shall be set forth as Schedule 1.56.

4.1.1 The Parties hereby agree and understand the following:

(a) The test methods referenced in the Specifications shall be the test methods filed in the MAA (the “MAA Test Methods”);

(b) As of the Effective Date, the NDA filing contains alternative test methods (the “NDA Test Methods”);

(c) The Parties will work diligently together to ensure that the MAA Test Methods are validated and then transferred to the Existing Product Suppliers;

(d) For a period of time, from the Effective Date extending to no later than the end of 2006, (the “Duplicate Testing Period”) the Existing Product Suppliers may incur costs associated with duplicate testing of batches to test against both the NDA Test Methods and the MAA Test Methods;

(e) GSK shall absorb the costs associated with the testing of batches in accordance with the MAA Test Methods throughout the Duplicate Testing Period but not the costs associated with the testing of the batches in accordance with the NDA Test Methods;

(f) The change from NDA Test Methods to MAA Test Methods at the Existing Product Suppliers shall not be subject to Section 4.2 of this Agreement.

4.2 Specification Changes. In accordance with this Section 4.2, GSK shall be entitled to request changes to the Specifications for Product from time to time and Adolor shall endeavor to make all revisions to the Specifications requested by GSK. GSK retains the right and responsibility for final approval of the Specifications. Any changes to the Specifications pursuant to this Section 4.2 shall be implemented in accordance with Adolor’s or its Product Supplier’s change control procedures, as applicable.

4.2.1 Required Manufacturing Changes. For changes to the Specifications after the initial Specifications have been agreed to by the Parties that are required by applicable Laws (collectively “Required Manufacturing Changes”), Adolor and GSK shall cooperate in making such changes and Adolor shall instruct its Product Suppliers to implement such changes in compliance with such applicable Laws and as promptly as practicable.

4.2.2 GSK Discretionary Manufacturing Changes. For changes to the Specifications after the initial Specifications have been agreed to by the Parties that are not Required

Manufacturing Changes (collectively “Discretionary Manufacturing Changes”), GSK shall submit a request to Adolor for any such Discretionary Manufacturing Changes. Upon receipt of such request from GSK, Adolor shall promptly consult with its Product Suppliers to determine (a) one-time costs that would be incurred resulting from the Discretionary Manufacturing Changes, (b) any increase or decrease to the per unit of Product that would result from the Discretionary Manufacturing Changes, (c) any resulting planned changes in timing for the delivery of Product and (d) the estimated time of implementing any such Discretionary Manufacturing Changes (the “Cost and Time Statement”). Adolor shall provide the Cost and Time Statement to GSK setting forth the terms on which such Product Suppliers would be willing to make the Discretionary Manufacturing Changes. Upon GSK’s written approval of the Cost and Time Statement, the Parties shall cooperate in making such Discretionary Manufacturing Changes and Adolor shall instruct its Product Suppliers to implement such Discretionary Manufacturing Changes.

4.2.3 Adolor Changes. Adolor shall not make any revisions to the Specifications for the Product without prior written consent of GSK. All requests by Adolor for such revisions shall be submitted in writing to GSK. Adolor shall notify GSK, in writing and in reasonable detail, of (a) Adolor’s suggested change; (b) the reasons for the suggested change; (c) the perceived benefits of the suggested change to Adolor and GSK, respectively; and (d) the estimated costs and timing of implementing such change. If the Parties implement a change in the Specifications under this Section 4.2.3, the Parties shall negotiate any changes in any affected Firm Order to provide reasonable accommodation for changed circumstances. Adolor shall be responsible for documenting all revisions to the Specifications, subject to GSK’s approval, in accordance with the Quality Agreement.

4.2.4 Cost and Payment for Changes to the Specifications. For all changes to the Specifications pursuant to Sections 4.2.1, 4.2.2 or 4.2.3 that are Product specific, all amounts incurred in implementing a change to the Specifications shall be apportioned between the Parties as set forth below in this Section 4.2.4. For all changes to the Specifications pursuant to Sections 4.2.1, 4.2.2 or 4.2.3 that are required to be undertaken by a Product Supplier in order for such Product Supplier to remain in compliance with cGMP or applicable Laws or that generally affect the Product Supplier and not the Product specifically, the Existing Product Suppliers have agreed to be responsible for all amounts incurred in implementing such a change to the Specifications. For all changes to the Specifications pursuant to this Section 4.2, GSK shall, in its discretion, either (a) perform, or arrange for the performance of, all development work in connection therewith or (b) request that Adolor or its Product Supplier prepare a Cost and Time Statement to perform such development work. Adolor must provide such documentation of its or its Product Suppliers’ costs and expenses as may be reasonably requested by GSK. Adolor agrees to use commercially reasonable efforts to minimize its costs associated with any Specification change. At the request of GSK, Adolor shall evaluate the estimated costs and timing of potential revisions to the Specifications. If the changes only affect the Product sold in the ROW, GSK shall be solely responsible for the costs and expenses of such changes, and if the changes affect the Product sold both within and outside the ROW, the costs and expenses shall be apportioned between the two (2) territories and shared in accordance with the cost sharing provisions set forth in the Collaboration Agreement.

4.3 Storage Obligations. When storing Products, API Compound, Nonconforming Products, or Product-derived wastes, GSK and Adolor shall comply with and maintain all storage facilities in compliance with cGMPs and applicable Laws. The Existing Product Suppliers have agreed to comply with and maintain all storage facilities in compliance with cGMPs and applicable Laws.

4.4 Containers and Packaging. Adolor shall, or the Existing Product Suppliers have agreed to, supply the Products to GSK in such containers and packaging and with such container closure systems and labeling as set forth in the Specifications.

4.5 Quality Agreement. The Parties shall, in good faith, negotiate Quality Agreement for the Products to be attached as Schedule 4.5 to this Agreement. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall control. The Quality Agreement may be updated by written agreement of the Parties.

4.6 Compliance Standards. Each Party is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Laws related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the Products and taking any precautionary measures to protect its employees from any such hazards.

4.7 Materials.

4.7.1 General. The Existing Product Suppliers have agreed to obtain Materials for Products produced under this Agreement only from suppliers named in a Marketing Authorization.

4.7.2 Periodic Audits. The Existing Product Suppliers have agreed to perform audits periodically of each supplier that provides Materials to be used in the manufacture of the Products and Adolor shall be responsible for performing audits at least annually of each Product Supplier, and shall provide copies of any reports prepared in connection with any such audit within thirty (30) days of the audit’s completion.

4.7.3 Materials Certifications. The Existing Product Suppliers have agreed to prepare all certifications as to any Materials required by cGMPs or Laws, (each, a “Materials Certification”). Such Materials Certifications shall include, without limitation, all required certifications related to Materials derived from animal products.

4.8 Certain Prohibitions. Adolor shall not, and the Existing Product Suppliers have agreed not to, manufacture, store or process any API Compound or Product in the same building in which Adolor, or its Product Suppliers, as the case may be, manufactures, stores or processes genotoxics, penicillins, genetically modified organisms, cephalosporins, sex hormones, anabolic steroids, and infectious agents (e.g., spore-bearing and live viruses), (collectively, “Potential Contaminants”) unless the Potential Contaminants are stored or manufactured in contained environments and in compliance with cleaning, validation and changeover standards of all cGMPs and all applicable Laws. Adolor shall promptly notify GSK as soon as Adolor has knowledge that any of the Potential Contaminants are to be manufactured, processed or stored in any portion of a facility which may result in the introduction of Potential Contaminants into the areas of a facility where Adolor, or its Product Suppliers, as the case may be, manufactures, processes or stores API Compound or Products. Adolor shall notify GSK promptly after Adolor has knowledge of such event, if Adolor, or its Product Suppliers, as applicable, intend to change the nature or use of any portion of a facility or any module to include the use of any of the Potential Contaminants. The Existing Product Suppliers have agreed to not make such changes if the change could reasonably be expected to result in a material adverse effect on the ability to fully perform the obligations under this Agreement and Adolor has not demonstrated to GSK’s reasonable satisfaction that such Potential Contaminants shall be completely segregated from the Products at all times.

ARTICLE 5

TESTING AND QUALITY ASSURANCE

5.1 Quality Assurance; Quality Control. Adolor shall require in its agreements with its Product Suppliers that the Product Suppliers shall implement and perform the quality assurance testing (including retesting and any validation or stability tests that may be required) that shall be set forth on Schedule 1.56 against the Specifications and such other quality assurance and quality control procedures as required by cGMPs and applicable Laws.

5.2 Testing of Product.

5.2.1 General. Prior to release of the Products to finished goods inventory, Adolor shall require in its agreements with its Product Suppliers that the Product Suppliers shall test the Products ordered by GSK in accordance with the testing procedures that shall be set forth on Schedule 1.56, and to provide Adolor with a copy of the applicable master batch record and a copy of the applicable deviation or other investigatory report, such copies being made available by Adolor to GSK on request and in all cases where any deviation has occurred or an investigation has been conducted. Additionally, Adolor shall provide GSK, if required by a Governmental Authority, with a Certificate of Analysis and a Certificate of Compliance (the “Certificates”) for each batch of each of the Products shipped to GSK hereunder. GSK retains the right (but not the obligation) to test the Products at GSK’s discretion, but generally intends to accept or reject Products on the basis of the Certificates. GSK shall be under no obligation to accept any shipment of Product without the accompanying Certificates.

5.2.2 Testing by GSK. GSK may test any or all Products on the receipt thereof. Any testing performed by GSK hereunder shall be at GSK’s sole cost and expense. GSK shall be entitled to repeat tests on all Products that are manufactured in the United States for export to the European Union.

5.3 GSK Holds and Rejections.

5.3.1 General. GSK shall notify Adolor of GSK’s placing any Products on hold for further investigation of a Nonconformity or a Deviation Report (as described below), or of GSK’s rejection of any batch (or part thereof) of any Product within thirty (30) days after receipt of such Products by GSK or GSK’s designee that received such Product. GSK’s notice shall state the basis for the hold or rejection. Failure to give notice within this thirty (30) day period shall constitute acceptance of any Product delivered. Once GSK has accepted Product or failed to give the notice within the thirty (30) day period, GSK shall have full responsibility for the Product and Adolor shall have no further obligations or liability with respect to such Product; provided, however, in the case of Product with defects not readily discoverable within such thirty (30) day period, GSK shall promptly notify Adolor of such defect, but in no event shall such notice be provided more than five (5) days after expiration of the shelf-life of such Product or such shorter period of time as proscribed in an agreement with a Product Supplier.

5.3.2 Independent Testing. If the Parties disagree as to whether Product subject to hold or rejected meet the Specifications, Adolor’s most senior quality assurance officer and GSK’s Vice President, Quality, Strategic Alliances & Procurement, GlaxoSmithKline, Two Hundred North 16th Street, Philadelphia, PA 19102, or such other persons as they may designate in writing, shall confer to review samples and/or batch records, as appropriate. If the disagreement is not resolved, then samples, batch records and other data relating to the batch in dispute shall promptly be submitted for testing and evaluation to an independent Third Party (including a testing laboratory qualified to perform such testing using validated methods) approved in writing by both Parties. The cost of the testing and evaluation by the Third Party shall be borne by Adolor unless (a) the Products in question are found to meet the Specifications, or (b) the Products in question fail to meet the Specifications because of GSK’s or any other Person’s (outside of Adolor’s control) negligence, willful misconduct or breach of this Agreement or other action or inaction once the Products are placed at GSK’s disposal pursuant to Section 3.5.1. Following the receipt of the report from such independent Third Party, Adolor’s most senior quality assurance officer and GSK’s Vice President, Quality, Strategic Alliances & Procurement, GlaxoSmithKline, Two Hundred North 16th Street, Philadelphia, PA 19102, or their respective designated representatives, shall attempt to agree on the conformity or lack of conformity of the rejected or held quantity. In the absence of any agreement, GSK shall have the right, with reasonable evidence of a Nonconformity (as defined below), to reject any affected quantities of Products.

5.3.3 Notice. In the event that after the release of the Products, either Party becomes aware that any batch of the Products may have a nonconformity, despite any testing and quality assurance activities, such Party shall immediately notify the other Party.

5.4 Deviation Report; Nonconformity.

5.4.1 Deviation Reports. If during the manufacture or other handling of Product by Adolor (a) the process or analytical limits vary from typical or established report ranges, release guidelines or release limits, (b) there is reasonable evidence that Specifications or cGMPs were not followed in production of the Products, (c) there is reasonable evidence that the Products fail to conform to Specifications, (d) other events or conditions occur (including, without limitation, events first identified as affecting non-GSK products) which could reasonably be expected to adversely affect the quality of the Products or otherwise are unusual or not expected, or (e) any physical characteristic or attribute of the Products is recognizable at any time during the manufacturing process to be unusual, atypical or irregular by a person with appropriate technical knowledge and experience exercising his best professional judgment, then Adolor shall prepare as soon as practicable following the discovery of such deviation a written report detailing such deviation (a “Deviation Report”) and promptly send such Deviation Report, along with all supporting documentation, to GSK. Adolor shall include in its Deviation Report its analysis and recommendation for Product disposition. The Deviation Report shall be attached to, and shall accompany, copies of all relevant batch records.

5.4.2 Nonconformity. If either Party becomes aware or has a reasonable basis to believe that any batch or shipment of Product may have a Nonconformity, at any time regardless of the status of Adolor’s testing and quality assurance activities or of GSK’s acceptance under Section 5.3 above, such Party shall notify the other Party within forty-eight (48) hours of becoming aware of a Nonconformity. “Nonconformity” means a Product characteristic that (a) causes any Product to fail to conform to the Specifications, or (b) GSK, after reasonable consultation with Adolor, determines it could reasonably be expected to require a recall or withdrawal of a Product. In the event of a Nonconformity, the Parties shall immediately conduct an investigation and, until resolution of the investigation, handle the Products as provided in Section 5.4.3 below.

5.4.3 Products Subject to Nonconformity or Deviation Report. Any batch or shipment of Product that is the subject of a Nonconformity or of a Deviation Report shall be handled as follows:

(a) Products held in inventory at Adolor shall be placed on “Hold” and shall not be shipped to GSK or its Affiliates, unless directed otherwise by GSK;

(b) Any Products shipped to GSK and held in stock by GSK shall maintain a “hold” or “unpassed” status, and shall not be released into passed inventory of GSK, until an investigation has been completed and approved the disposition of the Product subject to the Nonconformity or the Deviation Report; and

(c) Payment for such Products whether shipped or unshipped shall not be due from GSK until an investigation has been completed and approved the disposition of the Product subject to the Nonconformity or Deviation Report.

(d) Upon learning of a Nonconformity, GSK shall have the right to request the suspension of production of the affected Products until the Parties mutually agree that the cause of such Nonconformity has been remedied or addressed.

5.5 Quantitative Deficiencies. GSK shall inform Adolor of any claim relating to quantitative deficiencies in any shipment of Products within forty (40) days following receipt of any shipment. In the event GSK determines there is a quantitative deficiency in any shipment, with respect to the Product volumes indicated on the applicable Firm Order(s), GSK shall, at its option: (i) only pay for actual quantities delivered; or (ii) require Adolor to rectify any such deficiency by promptly shipping the appropriate quantities of any relevant Product to or as directed by GSK, in which case GSK shall be obligated to pay for any such quantities pursuant to the terms and conditions of this Agreement. Notwithstanding the foregoing, quantities actually shipped pursuant to a Firm Order may vary within the parameters established for the Products set forth in Section 3.5.1 to this Agreement and still be deemed to be in compliance with such Firm Order.

5.6 Product Complaints. Any and all complaints of which Adolor becomes aware relating to any Product shall promptly be forwarded to GSK’s Vice President, Quality, Strategic Alliances

& Procurement, GlaxoSmithKline, Two Hundred North 16th Street, Philadelphia, PA 19102, or his designee. GSK shall promptly inform Adolor of any and all complaints that GSK receives relating to any Product. Notification shall be given by telephone, with a facsimile confirmation immediately following. GSK shall follow appropriate standard operating procedures consistent with all applicable Laws.

5.7 Exchange of Drug Safety Information. As of the Effective Date, the Parties have entered into the Pharmacovigilance Agreement. GSK shall ensure that, in the sale or distribution of the Products, it and each of its Affiliates shall record, investigate, summarize, notify, report and review all Adverse Drug Experiences in accordance with Law and the Pharmacovigilance Agreement. GSK shall require that such Affiliates (i) adhere to all requirements of applicable Laws which relate to the reporting and investigation of Adverse Drug Experiences, and (ii) keep the Parties informed of such events. With respect to the Product, following its receipt of information concerning a possible Adverse Drug Experience, Adolor shall notify GSK of any such Adverse Drug Experience in accordance with the Pharmacovigilance Agreement. In accordance with the Pharmacovigilance Agreement, each Party shall provide to the other Party all the information such Party has available concerning the Adverse Drug Experience and shall cooperate fully with any investigation conducted or directed by a Party. Notification shall be given in accordance with the Pharmacovigilance Agreement.

5.8 Investigations; Obligations; Regulatory Information.

5.8.1 General. The Parties shall investigate all reports of Nonconformity, Product complaints and Adverse Drug Experiences in order to assure the conformity of Products to Specifications and cGMPs and the safety and efficacy of the Products. The Parties shall act promptly and shall cooperate fully in such investigations.

5.8.2 Adolor’s Assistance. Upon reasonable written request by GSK, Adolor shall provide all reasonably requested testing, assistance and information to GSK in connection with an investigation of any Nonconformity, Product complaint or Adverse Drug Experience, including chemical/microbial analysis of complaint samples (if available), analysis of retained samples and review of batch documentation. Adolor shall have the right to conduct at its own expense any further tests it deems appropriate regarding such investigation provided that it shall share the results with GSK.

5.8.3 Reporting; Notice. Each Party shall provide the other Party with notice, in a sufficiently timely basis to enable the other Party to comply in all material respects with applicable Laws, of notification or other information which it receives (directly or indirectly) from, any Governmental Authority (and providing, as soon as reasonably possible, copies of any associated written requests) that (a) raises any material concerns regarding the safety or efficacy of the Product, (b) indicates or suggests a Claim of a Third Party arising in connection with the Product, or (c) is reasonably likely to lead to a recall or market withdrawal of the Product, provided that neither Party shall be obliged to disclose information in breach of any contractual restriction which it could not reasonably have avoided. Information that shall be disclosed pursuant to this Section 5.8.3 shall include, but not be limited to:

(a) Inspections by a Governmental Authority of manufacturing, distribution or other related facilities concerning the Product;

(b) Inquiries by a Governmental Authority concerning clinical investigation activities (including without limitation inquiries regarding investigators, clinical monitoring organizations and other related parties) with respect to the Product;

(c) Any communication from a Governmental Authority involving the manufacture, sale, promotion or distribution of the Product, or any other Governmental Authority reviews or inquiries relating to any event set forth in this Section 5.8.3;

(d) An initiation of any Governmental Authority investigation, detention, seizure or injunction concerning the Product; and

(e) Any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) which would affect the Product in any Country.

5.9 Certain Product Events in the ROW.

5.9.1 Notification and Cooperation. In the event GSK shall be required (or shall voluntarily decide) to initiate a recall, withdrawal or field correction, field alert report or comparable report with respect to the Product in the ROW, GSK shall promptly notify Adolor of any material actions to be taken by GSK with respect to any such recall or market withdrawal or other corrective action related prior to such action to permit Adolor a reasonable opportunity to consult with GSK with respect thereto. To the extent Adolor reasonably believes any such action is likely to adversely affect the POI Product in the United States, Adolor shall notify GSK and GSK shall not take any action without the prior written consent of Adolor unless otherwise required by Law, instructed by a Governmental Authority, or in GSK’s reasonable opinion, to prevent a violation of Law. If Adolor consents to the recall, market withdrawal or other corrective action, Adolor shall reasonably cooperate with GSK to implement the same.

5.9.2 Coordination of Efforts. In the event Adolor becomes aware of information that may warrant GSK taking any action with respect to the Product in the ROW, Adolor shall provide GSK with such information in accordance with the Pharmacovigilance Agreement. The Parties shall cooperate with each other in determining the necessity and nature of such action; provided, however, that, in the ROW, Adolor shall take no action to effect the same without the written concurrence of GSK.

5.9.3 Remedies. The Existing Product Suppliers have agreed to be responsible for all out-of-pocket costs and expenses associate with a recall, market withdrawal or other corrective action to the extent such action is necessitated due to a breach of such Existing Product Supplier’s obligations, representations or warranties. Subject to the foregoing and Section 2.1.3, all costs and expenses with respect to a recall, market withdrawal or other corrective action in the ROW shall be borne by GSK unless such recall, market withdrawal or other corrective action was due solely to the negligence, willful misconduct or breach of this Agreement by Adolor. In accordance with this Section 5.9, GSK shall have sole responsibility for and shall make all decisions with respect to any recall, market withdrawals or any other corrective action related to the Collaboration Products in the ROW.

5.10 Disposition of Certain Products. In the event any quantity of a Product is found not to comply with Specifications, or in the event any recall, withdrawal, field correction or Third Party return of any Product is determined to be solely a result of Adolor’s negligence, willful misconduct or breach of this Agreement, then GSK shall, at GSK’s direction, either (i) return the Product to Adolor for rework or reprocessing, all at Adolor’s expense; (ii) return the affected Products for destruction at Adolor’s expense; or (iii) have the Product disposed of by a Third Party designated by GSK at Adolor’s expense and in accordance with applicable Laws. In addition, GSK may seek a credit under Section 5.11 below; provided that the remedies provided in this Section 5.10 shall be GSK’s sole remedy with respect to any rejected quantity not distributed to Third Parties, and Adolor shall have no other liability therefor. The Party undertaking destruction of the Product shall be solely responsible for compliance with all applicable Laws in connection with the destruction and shall be liable for any Losses resulting from such destruction.

5.11 Credits. Subject to any remedies or recourse available to a Party pursuant to the agreements with the Product Suppliers, in the event any rejected quantity of a Product is found not to comply with Specifications, or in the event any recall, withdrawal, field correction or Third Party return of any Product, in either case, is determined to be solely a result of Adolor’s negligence, willful misconduct or breach of this Agreement, Adolor shall, at GSK’s election, and subject to Section 3.5.1: (i) reimburse or credit GSK the price paid by GSK for the affected Product, including any freight and insurance charges; (ii) reimburse or credit GSK for the actual costs incurred in shipping, applicable transit charges, insurance premiums, duties, taxes paid or any other out-of-pocket charges incurred in connection with such Product; (iii) reimburse or credit GSK for any out-of-pocket costs paid by GSK to Third Parties for transportation and destruction of the Product; and (iv) pay or provide a credit to GSK for the actual administrative expenses and all other reasonable costs incurred by GSK outside of the ordinary course of business in connection with the disposition of a Product under this Article 5. GSK shall provide Adolor with such information and documentation as Adolor may reasonably request to confirm any of the foregoing charges, costs or expenses. If there is outstanding credit to GSK on the termination of this Agreement, Adolor shall reimburse GSK for the amount of such credit within thirty (30) days after this Agreement is terminated.

5.12 Product Returns from the Field. GSK shall instruct its distributors and customers to direct any returns of Products to GSK in accordance with GSK’s standard return policy. Adolor shall promptly notify GSK in writing (including all information Adolor has relating thereto) in the event that any distributor, customer or other Third Party returns any Product to Adolor. Adolor shall, at GSK’s expense, promptly forward all such Product to the location specified by GSK, and shall take no other action regarding such Product (except for safeguarding such Product), unless requested in writing by GSK or required by applicable Laws. After a commercially reasonable period of time safeguarding the Products so held, Adolor may destroy the Products, at GSK’s expense, if it has given written notice of its intention to GSK and GSK has not directed otherwise within ten (10) Business Days of receipt of that notice.

5.13 Records and Retained Samples. Adolor shall, and the Existing Product Suppliers have agreed to, retain samples and maintain records from each batch of Products and the API Compound used therein for a period required by applicable Laws for record keeping, testing and regulatory purposes or specified in the Quality Agreement. When storing Products, API

Compound, Nonconforming Products or Product-derived wastes, Adolor shall, and the Existing Product Suppliers have agreed to, comply with and maintain all storage facilities in compliance with cGMPs and applicable Laws.

5.14 Annual Product Review. No later than each January 1 during the Term, Adolor shall prepare, and provide to GSK, an annual review for the Products as required by cGMPs and applicable regulations (each, an “Annual Product Review”). Each Annual Product Review shall include, without limitation, stability testing record trends, summaries of changes, deviation report trends, release testing records trends, production record trends, complaints and ADR’s relating to Product, and other relevant data, to allow GSK to produce an annual Product quality review as reasonably required by GSK.

ARTICLE 6

REGULATORY MATTERS

6.1 Consents. The Existing Product Suppliers have agreed to obtain all Consents for which they are responsible required as of the Effective Date for the manufacture of Product under the terms of this Agreement. The Existing Product Suppliers have agreed to maintain and comply with all the Consents which may, from time to time, be required by any Governmental Authority having jurisdiction with respect to its manufacturing operations and facilities and otherwise to be obtained by Adolor to permit the performance of its then current obligations under this Agreement. To the extent applicable, Adolor shall maintain and comply with all the Consents which may, from time to time, be required by any Governmental Authority having jurisdiction with respect to its manufacturing operations and facilities and otherwise to be obtained by Adolor to permit the performance of its then current obligations under this Agreement. In the event any Consent held by Adolor or a Product Supplier relating to a facility where the Product is manufactured or its ability to manufacture the Products in accordance with this Agreement is hereafter suspended or revoked, or Adolor has material restrictions imposed upon it by any Governmental Authority affecting any of the Products or a facility where the Product is manufactured, Adolor shall immediately notify GSK and shall promptly provide a schedule of compliance and such other information related thereto as is reasonably requested by GSK.

6.2 Product Consents and Communications and Meetings with Governmental Authorities. GSK shall, at its expense, obtain and maintain any Consents which may from time to time be required by any Governmental Authority with respect to ownership of the Marketing Authorizations or with respect to the marketing, distribution, clinical investigation, import or export of the Products for sale or distribution in the ROW. Each Party shall promptly and in accordance with applicable Laws, but in no event more than five (5) Business Days after such receipt, provide to the other Party copies of any material documents or correspondence received from any Governmental Authority in a Major Market Country relating to the Product (including without limitation any minutes from a meeting with respect thereto). In addition, GSK shall provide Adolor with drafts of any material documents or correspondence, or the relevant portion(s) thereof, to be submitted to any Governmental Authority in a Major Market Country that pertains to the Product. GSK shall consult in advance with and, subject to the terms of this Section 6.2 and the Pharmacovigilance Agreement, GSK shall not file any such material document, or the relevant portion(s) thereof, with any Governmental Authority in a Major Market Country relating to the Product that could reasonably be anticipated to have an effect on the POI Product in the United States without the prior written consent of Adolor, such consent not to be unreasonably withheld, refused, conditioned or delayed; provided that if Adolor does not respond to GSK within two (2) Business Days after receipt of a copy of such material document, GSK shall be permitted to file such material document without the prior written consent of Adolor. In the event any Consent held by a Party relating directly to any of the Products is hereafter suspended or revoked, such Party shall immediately notify the other Party of the event and shall promptly inform the other Party of the impact on purchases of the Product (when known). In accordance with this Section 6.2, GSK shall, with Adolor’s assistance and cooperation, be responsible for responding to all requests for information required by GSK’s Consents from, and making all legally required filings relating to GSK’s Consents with, any Governmental Body having jurisdiction to make such requests or require such filings. The Parties anticipate that Adolor shall, in the ordinary course of its business, maintain sufficient staff to assist and cooperate with GSK in connection with the making of all legally required filings with respect to the Products in the ROW for the purposes contemplated by this Agreement.

6.3 Compliance with Laws. In carrying out its obligations under this Agreement, each Party shall comply with cGMPs and in all material respects with applicable Laws in effect from time to time.

6.4 Marketing Authorization Documentation. GSK shall maintain Marketing Authorizations at such location as GSK determines, in its discretion from time to time. GSK shall permit Adolor access to and grant Adolor the right to reference and use, in association with the Products, all data, regulatory filings and regulatory communications associated with any Marketing Authorization or other issues associated with any Product that is or would be relevant to Adolor’s development or sale or distribution of a Product. Adolor shall permit GSK access to and grant GSK the right to reference and use, in association with the Products, all data, regulatory filings and regulatory communications associated with any Marketing Authorization or other issues associated with any Product that is or would be relevant to GSK’s sale or distribution of a Product. To the extent that any such data, regulatory filings or regulatory communications are held by a Third Party, then Adolor or GSK, as the case may be, shall endeavor to arrange direct access to the portions of such data, regulatory filings or regulatory communications that are relevant to the activities of the other Party that are contemplated by this Agreement. In the event that any Governmental Authorities make an inquiry of or provides any information to Adolor that is or may be related to a Marketing Authorization, Adolor shall promptly forward such inquiry or information to GSK.

6.5 Regulatory Inspections. If Adolor is notified that a Product shall be subject to an inspection by any Governmental Authority, Adolor shall:

6.5.1 Promptly, but in no event more than two (2) Business Days after receipt of any inspections, proposed regulatory actions, investigations or requests by any Governmental Authority with respect to the Product, as well as any corrective actions initiated by Adolor with respect thereto, notify GSK’s Senior Vice President, North American Supply Network, or his designee, by telephone and facsimile and provide all relevant information known to Adolor regarding such investigation;

6.5.2 Fully cooperate with and allow any such inspection to the extent required by applicable Law and, to the extent permitted by such Governmental Authority, allow GSK to be present during any such inspection; and

6.5.3 Promptly send GSK a copy of any material inspection report observations issued by a Governmental Authority related to the manufacture, generation, processing, storage, transportation, distribution, treatment, disposal or other management of Products or API Compound as well as responses to any inspection reports prepared in accordance with this Section 6.5. GSK shall have the right to participate in all material preparation, internal caucus, and debriefing sessions related to meetings or discussions to the extent practicable, whether in person, by teleconference or otherwise, between Adolor or its agents and any Governmental Authority with respect to the Product, and Adolor shall provide GSK with reasonable prior written notice of any such sessions and copies of meeting minutes with respect thereto.

6.5.4 Notwithstanding the foregoing provisions of this Section 6.5, nothing shall oblige Adolor to disclose information to GSK relating to any other customer of Adolor or those customer’s products to which the inspection relates, unless such information is of a general nature relating to the facility, services, equipment or personnel also utilized in the manufacture of the Products, in which case the information shall be disclosed to GSK in accordance with this Section 6.5.

6.6 Import/Export Matters.

6.6.1 Export Program. The Parties acknowledge that GSK will be exporting Products to numerous countries outside the United States. Accordingly, the Existing Product Suppliers have agreed to abide by GSK’s export procedures set forth in the Quality Agreement for such Products. GSK shall ensure that such procedures do and shall conform to all applicable Laws.

6.6.2 Export Regulations. In shipment of Products, GSK shall comply with applicable export restrictions and applicable Laws, and GSK shall be the exporter of record for the Products. GSK shall also obtain and maintain at its expense all required export permits and approvals. Adolor shall provide GSK such data, documentation and other information reasonably required for GSK to fulfill its obligations hereunder, including, without limitation, the Certificate of Analysis as provided in Section 5.2.1 above and all export documentation.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Inventions. Each Party shall promptly disclose to the other Party all Inventions made by it during the Term. The determination of inventorship shall be made in accordance with applicable Laws as set forth in Title 35, United States Code. Adolor shall own all Adolor Inventions and GSK shall own all GSK Inventions. All Joint Inventions shall be owned jointly by Adolor and GSK, and each Party hereby consents to the assignment or license or other disposition by the other Party of its joint interests in Joint Inventions without the need to seek the consent of the other Party to such assignment or license or other disposition; provided that any such assignment, license or other disposition shall at all times be subject to the grant of rights under Sections 2.1 and 2.2 of the Collaboration Agreement.

ARTICLE 8

INFORMATION; ACCESS; AUDIT RIGHTS

8.1 Provision of Information. Adolor shall provide to GSK copies (in electronic or hard-copy form, as requested by GSK) of all data consistent with the terms of this Agreement as may be reasonably requested from time to time by GSK.

8.2 GSK Representatives. In connection with the monitoring of this Agreement, to the full extent of Adolor’s right to do so, GSK shall be allowed to have, at its cost, representatives on site at each Product Supplier, access to the portions of each Product Supplier’s facility used in the manufacture, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the Products, API Compound and all associated records for the purpose of observing, reporting on, and consulting as to such activities, and adequate temporary desk space and other reasonable resources available to these representatives during the periods they are working at such Product Supplier.

8.3 Audit and Inspection Rights. For the purpose of permitting a quality and compliance audit, including to ascertain compliance with cGMPs, Specifications and applicable Laws and to audit due to an Adverse Drug Experience, emergency or inspection by a Governmental Authority, the Existing Product Suppliers have agreed to grant to authorized representatives of GSK (or a Third Party hired on behalf of GSK who is reasonably acceptable to such Product Supplier), upon reasonable notice and accompanied by Adolor, access to areas of each of its plants. GSK shall provide such Product Suppliers at least ten (10) Business Days notice in writing of its desire to have such access; provided, however, that in the event of an Adverse Drug Experience or any proposed or actual inspection by a Governmental Authority or other emergency involving the Product, GSK shall have the right at any time upon oral or written notice to such Product Supplier of one (1) Business Day to conduct an audit of such Product Supplier’s facility. The Product Suppliers shall promptly respond to GSK’s request and the Parties shall agree on the time, scope and manner of the audit.

8.4 cGMP Documentation. Each Party shall maintain, in accordance with and for the period required under the NDA, cGMPs and applicable Laws, complete and adequate records pertaining to the methods and facilities used for the cGMPs manufacture, processing, testing, packing, labeling, holding and distribution of the Products.

8.5 Access. GSK shall have the right, subject to any Third Party confidentiality obligations and prior advance notice of at least ten (10) Business Days and approval by Adolor, not to be unreasonably withheld, refused, conditioned or delayed, and during normal business hours, to examine those technical records made by it or its Product Suppliers that only relate to the manufacture of Product and not to Adolor’s or its Product Suppliers’ operations generally.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Adolor and GSK each represents and warrants to the other as of the Effective Date that:

9.1.1 Such Party (a) is a company duly organized, validly existing, and in good standing under the Laws of its incorporation; (b) is duly qualified as a corporation and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; (c) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (d) has or shall obtain all necessary licenses, permits, consents, or approvals from or by, and has made or shall make all necessary notices to, all Governmental Authorities having jurisdiction over such Party, to the extent required for the ownership and operation of its business, where the failure to obtain such licenses, permits, consents or approvals, or to make such notices, would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; and (e) is in compliance with its charter documents;

9.1.2 The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder (a) are within the corporate power of such Party; (b) have been duly authorized by all necessary or proper corporate action; (c) do not conflict with any provision of the charter documents of such Party; (d) shall not, to the best of such Party’s knowledge, violate any law or regulation or any order or decree of any court of governmental instrumentality; (e) shall not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party, or by which such Party or any of its property is bound, which violation would have a material adverse effect on its financial condition or on its ability to perform its obligations hereunder;

9.1.3 This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Laws affecting creditors’ rights generally, or by the availability of equitable remedies;

9.1.4 All of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring assignment to such Party of all Inventions made by such individuals during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential such Party’s Confidential Information, as well as the Confidential Information of Persons doing business with such Party that such individuals may receive during the course of and as the result of their association with such Party, to the extent required to support such Party’s obligations under this Agreement; and

9.1.5 To the best of its knowledge after due inquiry, neither Party nor any of its respective Affiliates is a party to or otherwise bound by any oral or written contract or agreement that shall result in any Person obtaining any interest in, or that would give to any Person any right to assert any claim in or with respect to, any of the other Party’s rights under this Agreement.

9.2 Additional GSK Representations and Warranties. GSK further represents, warrants and covenants to Adolor that it has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the API Compound and the Product and has solely relied on such analysis and evaluations in deciding to enter into this Agreement.

9.3 Additional Adolor Representations and Warranties. Adolor further represents and warrants to GSK that:

9.3.1 As of the Effective Date, Adolor has not received notice from any Third Party of a claim that an issued patent of such Third Party would be infringed by the manufacture, distribution, marketing or sale of the Product under this Agreement;

9.3.2 As of the Effective Date, Adolor has not received notice from any Third Party of a claim asserting the invalidity, misuse, unregisterability or unenforceability of any of the Adolor Intellectual Property relating to the Product, or challenging its right to use or ownership of any of the Adolor Intellectual Property relating to the Product, or making any adverse claim of ownership thereof;

9.3.3 As of the Effective Date, Adolor has not received notice from any Third Party that any trade secrets or other intellectual property rights of such Third Party would be misappropriated by the development and reduction to practice of the Adolor Intellectual Property relating to the Product;

9.3.4 Adolor has, up to and including the Effective Date, endeavored in good faith to furnish GSK with all material information requested by GSK concerning the quality, toxicity, safety and/or efficacy concerns that may materially impair the utility and/or safety of the API Compound or Product;

9.3.5 Certain Persons. Adolor, to its knowledge, has not and will not use, in any capacity associated with or related to the manufacture of the Products, the services of any persons who have been, or are in the process of being, debarred under the Generic Drug Enforcement Act of 1992, amending the Food, Drug and Cosmetic Act at 21 U.S.C. § 335a or any comparable Law. Furthermore, neither Adolor nor any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval, or suspension, or (b) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval or suspension.

9.3.6 Compliance. Adolor shall require in its agreements with its Product Suppliers that the Product Suppliers shall manufacture, generate, process, distribute, transport, treat, store, dispose and handle Products in accordance with and conform to the Specifications. The Existing Product Suppliers have agreed to manufacture, generate, process, distribute, transport, treat, store, dispose and handle Products (a) in accordance with and conform to cGMPs and applicable Laws, and (b) in accordance with and conform to any applicable standards specified by the United States Pharmacopeia and Pharmacopeial Forum and the European Pharmacopeia and Pharmacopeial Forum. THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT DO NOT APPLY TO PRODUCTS TO THE EXTENT THAT OCCURRENCES AFFECTING OR ALTERING THE PRODUCTS AFTER THEY ARE PLACED AT THE DISPOSAL OF THE CARRIER, OR ACTIONS TAKEN OR FAILED TO

BE TAKEN AFTER THE PRODUCTS WERE PLACED AT THE DISPOSAL OF THE CARRIER, RESULTS IN THE PRODUCTS FAILING TO CONFORM TO SPECIFICATIONS.

9.3.7 Maintenance of Product Supplier’s Facility. The Existing Product Suppliers have agreed to maintain the facilities, all personal property, equipment, machinery, API Compound, systems, intangibles, Intellectual Property and contract rights in use at the facilities during the Term in the ordinary course of business, and free of material defects, except for defects attributable to wear and tear consistent with the age and usage of such assets, and except for such defects as do not and shall not, in the aggregate, materially impair the ability to use such assets in connection with the manufacture, generation, processing, distribution, transport, treatment, storage, disposal or other handling of any API Compound or Products.

9.3.8 No Liens. All Product delivered to GSK pursuant to this Agreement shall, at the time of such delivery, be free and clear of all liens, encumbrances and security interests.

9.3.9 Security Measures. Adolor shall use commercially reasonable efforts to maintain reasonable security policies at its facilities to protect the integrity of the Products at Adolor’s facilities. Adolor shall use commercially reasonable efforts to require in its agreements with its Product Suppliers provisions relating to such Product Suppliers maintaining reasonable security policies at such Product Suppliers’ facilities to protect the integrity of the Products. If Adolor is not successful in obtaining such provisions from its Product Supplies, Adolor shall not be deemed in breach of this Section 9.3.9.

9.4 Disclaimer of Warranty. Nothing in this Agreement shall be construed as a warranty or representation by either Party (i) that any Product made, used, sold or otherwise disposed of under this Agreement is or shall be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights of any Third Party, (ii) regarding the effectiveness, value, safety, non toxicity, patentability, or non-infringement of any patent technology, the Products or any information or results provided by either Party pursuant to this Agreement or (iii) that any Product shall be approved. Each Party explicitly accepts all of the same as experimental and for development purposes, and without any express or implied warranty from the other Party. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 10

LIABILITY AND INDEMNIFICATION

10.1 Indemnity by Adolor. Subject to Section 5.3.1, Adolor shall defend, indemnify and hold harmless GSK and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) Adolor’s negligence or willful misconduct in performing any of its obligations under this Agreement, or (b) a breach by Adolor of any of its representations, warranties, covenants or agreements under this Agreement; provided, however, that in all cases referred to in this Section 10.1, Adolor shall not be liable to indemnify GSK for any Losses of GSK to the extent that such Losses of GSK were caused by: (x) the negligence or willful misconduct or wrongdoing of GSK or (y) any breach by GSK of its representations, warranties, covenants or agreements hereunder.

10.2 Indemnity by GSK. GSK shall defend, indemnify and hold harmless Adolor and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) GSK’s negligence or willful misconduct in performing any of its obligations under this Agreement, (b) a breach by GSK of any of its representations, warranties, covenants or agreements under this Agreement, or (c) the manufacture, use or sale of Products in the ROW; provided, however, that in all cases referred to in this Section 10.2, GSK shall not be liable to indemnify Adolor for any Losses of Adolor to the extent that such Losses of Adolor were caused by: (x) the negligence or willful misconduct or wrongdoing of Adolor or (y) any breach by Adolor of its representations, warranties, covenants or agreements hereunder.

10.3 Indemnification by Product Suppliers.

10.3.1 Indemnification from Existing Product Suppliers.

(a) Subject to Section 10.3.1(c), to the extent that an Existing Product Supplier has agreed to directly indemnify GSK pursuant to the provisions of the agreement with such Existing Product Supplier and GSK has sought to exercise such right of indemnification in accordance with such agreement and the Existing Product Supplier has refused to honor its obligations to so indemnify GSK, Adolor shall enforce such indemnification obligation against such Existing Product Supplier pursuant to the terms of the agreement with such Existing Product Supplier; provided, however, that in the event that Adolor is not successful in such enforcement, Adolor shall not be deemed in breach of this Section 10.3.1(a), provided Adolor has attempted in good faith to enforce such indemnification obligations on the part of such Existing Product Supplier.

(b) Subject to Section 10.3.1(c), in the event that an Existing Product Supplier has not agreed to directly indemnify GSK but Adolor has an indemnifiable Claim against such Existing Product Supplier pursuant to the terms of the agreement with such Existing Product Supplier with respect to Product shipped to GSK pursuant to this Agreement, Adolor shall seek to enforce the indemnification provisions contained in the agreement with such Existing Product Supplier in accordance with its terms.

(c) In connection with the seeking of indemnification from an Existing Product Supplier as contemplated under Section 10.3.1(a) or Section 10.3.1(b), the Parties shall cooperate and work together to seek redress from such Existing Product Supplier and enforce the provisions of such Existing Product Supplier’s indemnification obligations pursuant to the terms of the agreement with the Existing Product Supplier. If the Parties jointly decide that it would be in the best interest of the Parties for GSK to control the action with respect to an indemnifiable Claim under the agreement with the Existing Product Supplier, Adolor shall, to the extent permitted by Law, appoint GSK as its agent to pursue any such indemnifiable Claim in Adolor’s name and on Adolor’s behalf that Adolor may have against such Existing Product Supplier.

(d) In all cases, any indemnification recovery obtained from an Existing Product Supplier under this Section 10.3.1 shall be shared between the Parties on a pro-rata basis based upon the Losses a Party may have suffered, if any, as may be allocated between the ROW and the United States (including its territories and possessions) for such Claim.

10.3.2 Indemnification from Future Product Suppliers. With respect to Future Product Suppliers, Adolor shall use its best efforts to require in such agreements that a Product Supplier agree to indemnify Adolor and GSK for any product liability claims arising out of the failure of such Product Supplier to manufacture API Compound and/or Products in accordance with their respective specifications; provided, however, if Adolor is not able to obtain such indemnification from a Product Supplier, Adolor must receive GSK’s prior written approval, not to be unreasonably withheld, conditioned or delayed, before entering into a supply agreement relating to Product with any such Product Supplier; provided further that Adolor shall have no liability for failure to supply Product related to the inability to utilize any such Product Supplier not approved by GSK. Upon GSK’s approval of a Future Product Supplier pursuant to 2.1.3 (a), such Future Product Supplier shall be deemed an Existing Product Supplier for purposes of the indemnification procedures set forth in 10.3.1.

10.4 Procedure for Indemnification.

10.4.1 Notice. Each Party shall notify promptly the other if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and shall give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section 10.1 or 10.2, as the case may be (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other Party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of the claim materially prejudices the defense of such claim.

10.4.2 Defense of Claim. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”); provided, that the Indemnifying Party expressly agrees the Indemnifying Party shall be responsible for satisfying and discharging any award made to the Third Party as a result of such proceedings or settlement amount agreed with the Third Party in respect of the Third Party Claim without prejudice to any provision in this Agreement or right at law which shall allow the Indemnifying Party subsequently to recover any amount from the Indemnified Party to the extent the liability under such settlement or award was attributable to the Indemnified Party. Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. If the Litigation Condition is not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at the each Party’s own expense; provided that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim so long as the Indemnifying Party also agrees to pay the reasonable fees and costs incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

10.5 Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 10.5, in which case the Indemnifying Party shall be relieved of liability under Section 10.1 or 10.2, as applicable, solely for such Third Party Claim and related Losses.

10.6 Insurance. Immediately upon First Commercial Sale, during the Term and for a period of five (5) years after the termination or expiration of this Agreement, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party. Such product liability insurance or self-insured arrangements shall insure against all liability, including without limitation personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the Products in the ROW. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

10.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR

ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE 10.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Information. Each of GSK and Adolor shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its agents who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement. A Receiving Party shall advise any agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure that all such agents comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, the Receiving Party shall use commercially reasonable efforts to return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s or its agents’ possession, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 11. Notwithstanding anything to the contrary in this Agreement, the Receiving Party shall have the right to disclose any Confidential Information provided hereunder if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is necessary to comply with the terms of this Agreement, or the requirements of any Law. Where possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.

11.2 Permitted Disclosure and Use. Notwithstanding Section 11.1, a Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) obtain approval of a Marketing Authorization for the Product; (b) enforce the provisions of this Agreement; or (c) comply with Laws. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 11.2, such Party shall give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information.

11.3 Publications. Subject to any Third Party rights existing as of the Effective Date, each Party shall submit to the Asset Management Team for review and approval all proposed academic, scientific and medical publications and public presentations relating to the Product for review in connection with preservation of patent rights, and trade secrets and/or to determine whether Confidential Information should be modified or deleted from the proposed publication or public presentation. Written copies of such proposed publications and presentations shall be submitted to the Asset Management Team no later than sixty (60) days before submission for publication or presentation and the Asset Management Team shall provide its comments with respect to such publications and presentations within ten (10) Business Days of its receipt of such written copy. The review period may be extended for an additional thirty (30) days if a representative of the non-publishing Party on the Asset Management Team can demonstrate a reasonable need for such extension including, but not limited to, the preparation and filing of patent applications. By mutual agreement of the Parties, this period may be further extended. The Parties shall each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Products.

11.4 Public Announcements. Except as may be expressly permitted under Section 11.3 or required by applicable Laws, neither Party shall make any public announcement of any information regarding this Agreement, the Product without the prior written approval of the other Party. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party.

11.5 Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 11.

11.6 Survival. The obligations and prohibitions contained in this Article 12 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

11.7 Return of Confidential Information. At any time upon the request of the other Party, to the extent such Confidential Information is not reasonably necessary to enable a Party to perform its obligations under this Agreement, the receiving Party shall promptly return to the other Party or destroy the other Party’s Confidential Information, and shall destroy all copies thereof, together with all notes, drawings, abstracts and other information relating to the other Party’s Confidential Information prepared by the receiving Party or any of its Representatives, regardless of the medium in which such information is stored; provided, however, that the receiving Party may maintain a single archival copy of the other Party’s Confidential Information in its files for purposes of establishing the extent of disclosures by the other Party under this Agreement. At either Party’s written request, such Party’s Confidential Information that is otherwise required to be returned to it shall be destroyed by the receiving Party and such destruction shall be certified in writing by an authorized officer of the receiving Party. The return and/or destruction of such Confidential Information as provided above shall not relieve the receiving Party of its other obligations under this Article 11.

ARTICLE 12

FORCE MAJEURE EVENT

12.1 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided (each, a

“Force Majeure Event”), including, but not limited to, an injunction, order or action by a Governmental Authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of the Force Majeure Event. The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence or such later time as referred to in Section 13.5.1 or 13.5.2. The Party subject to the Force Majeure Event shall not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 12.1.

ARTICLE 13

TERM; TERMINATION; REMEDIES

13.1 General. This Agreement shall commence on the Effective Date and shall continue until the expiration of the fifth anniversary of the Effective Date (the “Term”). Thereafter, this Agreement shall automatically renew for additional twelve (12) month periods unless either Party notifies the other in writing with twelve (12) months’ advance notice that such Party is terminating this Agreement. In the event the Parties agree that GSK should permanently assume responsibility for the manufacture and supply of Product pursuant to the Collaboration Agreement, or in the event that the Collaboration Agreement is terminated with respect to the Products, Adolor shall be permitted to immediately terminate this Agreement.

13.2 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations under this Agreement. The Breaching Party shall, if such breach can be cured, have sixty (60) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default (or, if such default cannot be cured within such 60-day period, if the Breaching Party must commence and diligently continue actions to cure such default during such 60-day period). Any such termination shall become effective at the end of such 60-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default is capable of being cured but cannot be cured within such 60-day period, the Breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within one hundred twenty (120) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default). If Adolor delivers, by the specified Delivery Date, at least seventy-five percent (75%) of the aggregate volumes of Product ordered within any rolling four (4) month period, Adolor shall not be in material breach of this Agreement pursuant to this Section 13.2. If Adolor fails to deliver, by the specified Delivery Date, at least seventy-five percent (75%) of the aggregate volumes of Product ordered within any rolling four (4) month period, then GSK shall not be entitled to terminate this Agreement pursuant to this Section 13.2, but shall only be entitled to the remedy set forth in Section 13.5.1.

13.3 Insolvency. GSK shall have the option to assume the manufacture and supply of Product pursuant to Section 13.5.2 in the event Adolor shall have (a) had a receiver voluntarily appointed for all or substantial part of its property, had a trustee or custodian appointed, made an assignment for the benefit of creditors, become insolvent, filed a petition for bankruptcy or similar debtor relief, commenced any proceeding to dissolve or liquidate, or been liquidated or dissolved, or (b) had a receiver involuntarily appointed for all or substantial part of its property or had an involuntary petition in bankruptcy filed against it, which are not dismissed, stayed, removed, or otherwise terminated within sixty (60) days. For the avoidance of doubt, this option shall apply only to the manufacture and supply of Product and not to the API Compound.

13.4 Key Quality Concerns. GSK shall have the option to assume the manufacture and supply of Drug Product pursuant to Section 13.5.2 in the event that (a) GSK observes a Key Quality Concern which is disclosed in writing by GSK to Adolor as a Key Quality Concern in GSK’s audit report of Adolor, (b) Adolor agrees that a Key Quality Concern exists and (c) such Key Quality Concern is not corrected to the reasonable satisfaction of GSK within a time period mutually agreed upon by the Parties. For the purposes of this Agreement, a “Key Quality Concern” means a critical or material deficiency or nonconformity which has a high probability of causing adverse consequences to the patient or consumer, significant deviations in the safety, identity, strength or purity of the Product, serious breaches of cGMP, major deficiencies cited Governmental Authorities or lead to a critical system failure. For the avoidance of doubt, this option shall apply only to the manufacture and supply of Product and not to the API Compound.

13.5 Effect of Termination or Expiration.

13.5.1 Remedy for Adolor’s Failure to Supply. In the event Adolor fails to deliver, by the specified Delivery Date, at least seventy-five percent (75%) of the aggregate volumes of Product ordered within any rolling four (4) month period, GSK shall be entitled to assume responsibility for supply and manufacture of API Compound or Product to address and satisfy the Parties’ requirements for such API Compound or Product and, in order to facilitate same, Adolor shall grant GSK the licenses set forth in Section 2.1.6 of the Collaboration Agreement and, upon request, effect any transfer of applicable data, know-how and information immediately forthwith and provide all reasonable assistance to GSK to enable GSK to supply and manufacture such API Compound or Product. The foregoing right of GSK to assume responsibility for supply and manufacture of API Compound or Product shall apply until the later of (a) such time as Adolor is again able to supply GSK with its requirements of Product that meets the Specifications, but no sooner than as reasonably practicable giving effect to any obligations or commitments GSK may have undertaken, or (b) such longer time as may be agreed to by the Parties. The provisions of this Section 13.5.1 in the case of shortage in quantity of any shipment of Product and in the case of Product that fails to meet the applicable Specifications shall be the sole remedy available to GSK with respect to any shortage in quantity of any shipment of Product or Product that fails to meet the Specifications.

13.5.2 Remedy for Insolvency or Key Quality Concerns. In the event GSK exercises its option pursuant to Section 13.3 or 13.4, Adolor shall grant GSK the licenses set forth in Section 2.1.6 of the Collaboration Agreement and, upon request, effect any transfer of applicable data, know-how and information immediately forthwith and provide all reasonable assistance to GSK to enable GSK to supply and manufacture the Product. The foregoing right of GSK to assume responsibility for supply and manufacture of the Product shall apply until the later of (a) such time as Adolor is no longer insolvent or experiencing a Key Quality Concern, but no sooner than as reasonably practicable giving effect to any obligations or commitments GSK may have undertaken, or (b) such longer time as may be agreed to by the Parties. The provisions of this Section 13.5.2 in the case of insolvency of Adolor or in the event there is a Key Quality Concern shall be the sole remedy available to GSK with respect to any such event.

13.5.3 Effects of Expiration. Upon the expiration of this Agreement, each Party, at its own cost, shall promptly return to the other Party, or destroy at the Disclosing Party’s request, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party (provided that each Party may keep one copy of such Confidential Information of the other Party for archival purposes and to comply with applicable Laws).

13.5.4 Effect of Termination. Upon the termination of this Agreement, the following shall occur:

(a) Return of Materials. GSK shall, at its sole expense, promptly transfer to Adolor copies of all data, reports, records and materials in its possession or control that relate to the Product. Each Party shall return to the other Party, or destroy at such Party’s request, all relevant records and materials in its possession or control containing Confidential Information of the other Party (provided that the returning Party may keep one copy of such Confidential Information of the other Party for archival purposes and to comply with applicable Laws). For the avoidance of doubt, if applicable Law requires a Party to maintain the original of any document to be returned, such Party may maintain the original in accordance with Law and provide a copy to the other Party.

(b) Cancellation of Firm Orders. In the event GSK terminates this Agreement pursuant to Section 13.2, GSK shall be entitled to cancel any pending Firm Orders.

(c) Accrued Rights; Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration.

13.6 Access to Records/Maintenance of Critical Samples and Test Programs. Upon termination of this Agreement, Adolor shall provide GSK access for a period up to one (1) year after the latest expiry date of Product batches produced under the Agreement to records, reports and master files relating to the Products, to enable GSK (i) to answer complaints, (ii) to answer queries from Governmental Authorities or (iii) to conduct investigations necessary to ensure the safety, efficacy and compliance of the Products in the ROW. Adolor shall require its Product Suppliers to provide GSK access for a period up to one (1) year after the latest expiry date of Product batches produced under the Agreement to records, reports and master files relating to the Products, to enable GSK (i) to answer complaints, (ii) to answer queries from Governmental Authorities or (iii) to conduct investigations necessary to ensure the safety, efficacy and compliance of the Products in the ROW. Adolor shall require its Product Suppliers, to maintain all retention samples and stability programs for a period up to one (1) year after the latest expiry date of Product batches produced under this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1 Standard Forms. In all communications, GSK and Adolor may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

14.2 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

If to GSK:

GlaxoSmithKline

Five Moore Drive

(Crowe Fowler, Rm. 51.4336)

Research Triangle Park, North Carolina 27709-3398

Attention:         Sourcing Group Manager

Facsimile:         (919) 282-3538

With a copy (which shall not constitute notice) to:

GlaxoSmithKline

One Franklin Plaza

200 North 16th Street

Philadelphia, PA 19102

Attention:         Vice President, Associate General Counsel, Paul Noll

Facsimile:         (215) 751-4184

If to Adolor:

Adolor Corporation

700 Pennsylvania Drive

Exton, PA 19341

Attention:         President

Facsimile:         (484) 595-1520

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Attention:         Randall B. Sunberg, Esq.

Facsimile:         (609) 919-6701

14.3 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, GSK’s legal relationship under this Agreement to Adolor shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

14.4 Entire Understanding. This Agreement and the Collaboration Agreement (including the exhibits and schedules hereto and thereto) constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Adolor and GSK.

14.5 Unintentional Omissions. The Parties acknowledge that they have expended substantial effort in preparing this Agreement and attempting to describe, in the Schedules hereto, as thoroughly and precisely as possible, Specifications, Products, and other information. However, despite these efforts, the Parties acknowledge the possibility of involuntary or inadvertent omissions from the Schedules. The Parties shall agree in writing to the changes to be made to the Schedules to add these inadvertent or involuntary omissions and any such written agreement executed by the Parties shall serve as an amendment to this Agreement.

14.6 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party; provided, however that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

14.7 Dispute Resolution; Arbitration.

14.7.1 Dispute Resolution. For disputes not subject to Section 3.1.4 of the Collaboration Agreement, any dispute, controversy or claim arising out of or relating to this Agreement which the Parties are unable to amicably settle themselves shall first be submitted to the Asset Management Team for resolution. The Asset Management Team shall have thirty (30) days to attempt to resolve the dispute and shall set forth any resolution in writing. If the Asset Management Team is unable to resolve the dispute within the thirty (30) day period, the dispute shall automatically be referred to the Senior Vice President, North American Supply Network of GSK and the Chief Operating Officer of Adolor within seventy-two (72) hours, and such officers shall attempt to resolve the dispute within a reasonable time, but in no case more than forty-five (45) days from the time that the Asset Management Team forwards its resolution. The officers referred to above shall issue their resolution in writing.

14.7.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement which the Parties have not resolved under Section 14.7.1, including, without limitation, disputes relating to (i) the validity, inducement or breach of or the interpretation of any provision of this Agreement, (ii) the interpretation or application of Law or (iii) the ownership of any Intellectual Property, shall be decided by arbitration in accordance with the International Rules of the American Arbitration Association (“AAA”) for Commercial Arbitration in effect at the time the dispute arises, unless the Parties hereto mutually agree otherwise. To the extent such rules are inconsistent with this provision, this provision shall control.

(a) Any demand for arbitration must be made in writing to the other Party.

(b) There shall be a panel of three arbitrators, one selected by Adolor, one selected by GSK, and one selected by mutual agreement of the arbitrators selected by Adolor and GSK. If the arbitrators selected by Adolor and GSK cannot agree on a third arbitrator within thirty (30) days, then the AAA shall select the third arbitrator. Any arbitration involving patent rights, other Intellectual Property rights or Intellectual Property shall be heard by arbitrators who are experts in such areas.

(c) The arbitration shall be held in Wilmington, Delaware, or such other place as the Parties agree. The arbitrators shall apply the substantive law of Delaware in accordance with Section 14.12, without regard to conflicts of laws and except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

(d) Neither Party shall have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. There shall be a stenographic record of the proceedings. The decision of the arbitrators shall be made by majority vote and shall be final and binding upon both Parties. The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law.

14.7.3 Expenses of Arbitration. The expenses of the arbitration shall be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration. Each Party shall bear the expenses of its counsel and other experts.

14.8 Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties shall replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable laws, rules or regulations.

14.9 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, shall be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

14.10 Drafting Ambiguities. Each Party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment or Schedule to this Agreement.

14.11 Headings; Schedules; Counterparts.

14.11.1 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

14.11.2 Schedules. All Schedules delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein by reference, as if fully set forth herein. All provisions contained in any Schedule delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement.

14.11.3 Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

14.12 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The UNCITRAL Convention for the International Sale of Goods, as well as any other unified law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.

14.13 Registration and Filing of this Agreement. To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof. Should both Parties jointly agree that either of them is required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

14.14 No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any Product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

14.15 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Adolor and GSK, by their duly authorized officers, have executed this Agreement as of the Effective Date.

GLAXO GROUP LIMITED

By:	/s/ D. Pulman
Name:	D. Pulman
Title:

Date:	September 13, 2004

ADOLOR CORPORATION APPROVED AS TO LEGAL FORM INITIALS MEM DATE 9/8/04

ADOLOR CORPORATION

By:	/s/ Michael Dougherty
Name:	Michael Dougherty
Title:	Sr. Vice President, COO, CFO, Treasurer

Date:	September 8, 2004

SIGNATURE PAGE TO ROW SUPPLY AGREEMENT

SCHEDULE 1.51

Existing Product Suppliers and

Language of Provisions Agreed to by Existing Product Suppliers as of the Effective Date

1.	Supply Agreement dated as of July 13, 2004 by and between Adolor and Torcan Chemical Ltd.

2.	Supply Agreement dated as of July 6, 2004 by and between Adolor and Girindus AG.

§ of this Agmt	Language Agreed to by Existing Product Suppliers
	Torcan	Girindus
2.5.1	The Parties agree to make reasonable efforts to provide suggestions to the other Party to improve the productivity, efficiency, and quality of the process under which API Compound is manufactured, taking into account the total manufacturing environment including technology, industry standards, Specifications, raw materials, communication, service, purity, and over-all manufacturing costs as such improvements become known to such Party. Any cost savings as a result of such suggestions and/or market conditions will be shared equitably. (§8.3)	Supplier shall be committed to developing and implementing, continuous cost, quality and customer service improvement programs by seeking productivity improvements, by minimizing waste and improving yields, by purchasing quality materials at lower cost, by improving manufacturing processes, by streamlining organizational processes, by reducing cycle times and lead times and the like. In each June and each December during the term of this Agreement, the Parties shall meet to discuss and set targets and goals of cost reductions and quality and customer service improvements for the following six (6)-month period, and to discuss the impact of any cost saving achieved during the previous six (6)-month period on the BX7 and/or the API Compound pricing. The Parties agree to negotiate in good faith changes to BX7 and/or API Compound pricing to share equitably in any such cost savings so achieved. (§8.2)
3.5.1

•      Supplier shall arrange for the delivery of API Compound to Adolor’s (or its designee’s) designated facilities as stated on the Purchase Order and in a manner consistent with good commercial practices, and in accordance with any agreed-upon shipping specifications, this Agreement and Adolor’s or its designee’s reasonable instructions. (§6.1)

•      Supplier shall ship API Compound in accordance with Adolor’s instructions by a carrier selected by Adolor FCA (Incoterms 2000) Supplier’s Facility. (§6.2)

•      In the event Adolor or its designee receives API Compound from Supplier that is non-conforming or otherwise defective, Adolor may elect for Supplier to replace such non-conforming or otherwise defective API Compound with an equal quantity of API Compound that conforms to the Specifications and is not otherwise defective or refund the purchase price for the quantity of such defective API Compound. (§§7.3.3 and 7.4)

•      Supplier shall arrange for the delivery of BX7 and/or API Compound to Adolor’s (or its designee’s) designated facilities as stated on the Purchase Order accepted by Supplier and in a manner consistent with good commercial practices, and in accordance with any agreed-upon shipping specifications, this Agreement and Adolor’s or its designee’s reasonable instructions. (§6.1)

•      Supplier shall ship BX7 and/or API Compound in accordance with Adolor’s instructions by a carrier selected by Adolor FCA (Incoterms 2000) Supplier’s Facility. (§6.2)

•      In the event Adolor or its designee receives BX7, Validation Batches and/or API Compound from Supplier that was not manufactured by Supplier in accordance with the Specifications, cGMPs or applicable Law, Adolor may (i) replace such non-conforming or otherwise defective BX7, Validation Batches and/or API Compound with an equal quantity of BX7, Validation Batches and/or API Compound that conforms to the Specifications and is not otherwise defective as soon as is reasonably possible at no additional cost to Adolor or (ii) refund the purchase price for the quantity of such defective BX7, Validation Batches and/or API Compound or credit the same to other invoices issued to Adolor hereunder. (§§7.3.3 and 7.4)

SCHEDULE 1.51 TO ROW SUPPLY AGREEMENT

§ of this Agmt	Language Agreed to by Existing Product Suppliers
	Torcan	Girindus
4.1	Upon the terms and subject to the conditions of this Agreement and pursuant to Purchase Orders delivered from time to time by Adolor to Supplier, Supplier shall manufacture, test, package, store, label, release and deliver and supply to Adolor or its designee the API Compound in accordance with the Specifications, cGMPs, the Master Batch Record and all applicable Laws and the provisions of the Quality Agreement. (§2.1)	Upon the terms and subject to the conditions of this Agreement and pursuant to Purchase Orders delivered from time to time by Adolor to Supplier, Supplier shall (a) use its best efforts to manufacture at its Facility, test, package, store, label, release and deliver the Validation Batches in accordance with the Specifications, cGMPs, the Master Batch Record and all applicable Laws and the provisions of the Quality Agreement and supply the same exclusively to Adolor or its designee and (b) manufacture at its Facility, test, package, store, label, release and deliver the BX7 and/or API Compound in accordance with the Specifications, cGMPs, the Master Batch Record and all applicable Laws and the provisions of the Quality Agreement and supply the same exclusively to Adolor or its designee (§2.1)

4.2.4	For all changes to the Specifications that are necessitated because a change is required to the Facility generally or a class of products (and not specific to the API Compound or intermediates, or their manufacture), Supplier shall be responsible for the costs and expenses of such changes. (§§3.2.3(a), 3.2.3(c)(i) and 3.2.3(c)(ii))	For all changes that are necessitated because a change is required to the Facility generally or a class of products (and not specific to the API Compound), Supplier shall be responsible for the costs and expenses of such changes. (§§3.2.3(a), 3.2.3(c)(i), 3.2.3(c)(ii) and 3.2.2(c)(iii))

4.3	When storing Compound, nonconforming Compound or Wastes, Supplier shall comply with and maintain all storage facilities in compliance with Specifications and in accordance with cGMPs and applicable Laws. (§3.3.1)	When storing Compound, nonconforming Compound or Wastes, Supplier shall comply with and maintain all storage facilities in compliance with Specifications and in accordance with cGMPs and applicable Laws. (§3.3.1)

4.4	Supplier shall supply the API Compound in such containers and packaging and with such container closure systems and labeling as set forth in the Specifications. (§3.3.2)	Supplier shall supply the BX7, Validation Batches and/or the API Compound in such containers and packaging and with such container closure systems and labeling as set forth in the Specifications. (§3.3.2)

4.7	Supplier shall only obtain Materials from such suppliers named in the relevant Marketing Authorization, Supplier will perform periodic audits of its Material suppliers and Supplier shall prepare all certifications as to any Materials required by cGMPs or Laws. Such Materials Certifications shall include, without limitation, all required certifications related to Materials derived from animal products. (§3.4)	Supplier shall only obtain Materials from such suppliers named in the relevant Marketing Authorization, Supplier will perform periodic audits of its Material suppliers and Supplier shall prepare all certifications as to any Materials required by cGMPs or Laws. Such Materials Certifications shall include, without limitation, all required certifications related to Materials derived from animal products. (§3.4)

4.8	Supplier shall not manufacture, store or process any API Compound in the same building in which Supplier manufactures, stores or processes genotoxics, penicillins, genetically modified organisms, cephalosporins, sex hormones, anabolic steroids, and infectious agents (e.g., spore-bearing and live viruses), (collectively, “Potential Contaminants”) unless the Potential Contaminants are stored or manufactured in contained environments and in compliance with cleaning, validation and changeover standards of all cGMPs and all applicable Laws. Supplier shall promptly notify Adolor if any of the Potential Contaminants are manufactured, processed or stored in any portion of the Facility which may result in the introduction of Potential Contaminants into the areas of the Facility where Supplier manufactures, processes or stores the API Compound. Supplier shall notify Adolor by not later than the earlier to occur of (i) one hundred and eighty (180) days prior to such event or (ii) Supplier’s knowledge of such event, if Supplier intend to change the nature or use of any portion of the Facility to include the use of any of the Potential Contaminants. Supplier shall not make such changes if the change could reasonably be expected to result in a material adverse effect on the ability to fully perform the obligations under this Agreement and Supplier has not	Supplier shall not manufacture, store or process any BX7, Validation Batches or API Compound in the same building in which Supplier manufactures, stores or processes genotoxics, penicillins, genetically modified organisms, cephalosporins, sex hormones, anabolic steroids, and infectious agents (e.g., spore-bearing and live viruses), (collectively, “Potential Contaminants”) unless the Potential Contaminants are stored or manufactured in contained environments and in compliance with cleaning, validation and changeover standards of all cGMPs and all applicable Laws. Supplier shall promptly notify Adolor if any of the Potential Contaminants are manufactured, processed or stored in any portion of the Facility which may result in the introduction of Potential Contaminants into the areas of the Facility where Supplier manufactures, processes or stores the BX7, Validation Batches or the API Compound. Supplier shall notify Adolor by not later than the earlier to occur of (i) one hundred and eighty (180) days prior to such event or (ii) Supplier’s knowledge of such event, if Supplier intends to change the nature or use of any portion of the Facility to include the use of any of the Potential Contaminants. Supplier shall not make such changes if the change could reasonably be expected to result in a material adverse effect on the ability to fully perform the

SCHEDULE 1.51 TO ROW SUPPLY AGREEMENT

§ of this Agmt	Language Agreed to by Existing Product Suppliers
	Torcan	Girindus
	demonstrated to Adolor’s reasonable satisfaction that such Potential Contaminants shall be completely segregated from the API Compound at all times and shall comply with all Regulatory Standards. (§3.5.3)	obligations under this Agreement and Supplier has not demonstrated to Adolor’s reasonable satisfaction that such Potential Contaminants shall be completely segregated from the BX7, Validation Batches and/or the API Compound at all times and shall comply with all Regulatory Standards. (§3.5.3)

5.1	Supplier shall implement and perform the quality assurance testing (including retesting and any validation or stability tests that may be required) set forth on Schedule 1.44 against the Specifications and such other quality assurance and quality control procedures as required by cGMPs and applicable Laws. (§3.8.2)	Supplier shall implement and perform the quality control testing (including retesting and any validation, or stability tests that may be required) set forth on Schedule 1.41 against the Specifications and such other quality assurance and quality control procedures as required by cGMPs and applicable Laws. (§3.8.2)

5.2.1	Prior to each shipment of API Compound, Supplier shall provide Adolor with a Certificate of Analysis and a Certificate of Compliance, and, at Adolor’s request, Supplier shall provide Adolor with reasonable access to any applicable supporting data. Prior to release of the API Compound, Supplier shall test the API Compound in accordance with the testing procedures described in Schedule 1.44 and against the Specifications, and shall provide Adolor with a copy of the applicable Executed Batch Record for each batch shipped and a copy of the applicable deviation or other investigatory report, if any. (§6.4)	Prior to each shipment of BX7 and/or API Compound, Supplier shall provide Adolor with a Certificate of Analysis and Certificate of Compliance, and, at Adolor’s request, Supplier shall provide Adolor with reasonable access to any applicable supporting data. Prior to release of the BX7, Validation Batches and/or API Compound, Supplier shall test the BX7 and/or API Compound in accordance with the testing procedures described in the Specifications, and shall provide Adolor with a copy of the applicable Executed Batch Record for each batch shipped and a copy of the applicable deviation or other investigatory report, if any. (§6.4)

5.9.3	The out-of-pocket costs associated with any such recall, including the cost of any BX7 supplied by Adolor, shall be borne by the Parties in proportion to which any such recall is required as a result of Supplier’s (or its suppliers’, permitted subcontractors’ or Affiliates’) or Adolor’s (or its designees’, subcontractors’ or Affiliates’) breach of their respective obligations or representations or warranties under this Agreement, including the Quality Agreement. (§7.5.2)	The out-of-pocket costs associated with any such recall, including the cost of any BX7 supplied by Adolor, shall be borne by the Parties in proportion to which any such recall is required as a result of Supplier’s (or its suppliers’, permitted subcontractors’ or Affiliates’) or Adolor’s (or its designees’, subcontractors’ or Affiliates’) breach of their respective obligations or representations or warranties under this Agreement, including the Quality Agreement. (§7.5.2)

5.13	Supplier shall retain samples and maintain records from each batch of API Compound for a period required by applicable Laws for record keeping, testing and regulatory purposes or specified in the Quality Agreement. When storing Compound, nonconforming Compound or Wastes, Supplier shall comply with and maintain all storage facilities in compliance with Specifications and in accordance with cGMPs and applicable Laws. (§3.3.1)	Supplier shall retain samples and maintain records from each batch of BX7, Validation Batches and/or the API Compound for a period required by applicable Laws for record keeping, testing and regulatory purposes or specified in the Quality Agreement. When storing Compound, nonconforming Compound or Wastes, Supplier shall comply with and maintain all storage facilities in compliance with Specifications and in accordance with cGMPs and applicable Laws. (§3.3.1)

6.1	Supplier shall obtain all Consents for which it is responsible that are required as of the Effective Date for the manufacture of the API Compound under the terms of this Agreement. At all times, Supplier shall maintain and comply with all the Consents which may from time to time be required by any Governmental Authority having jurisdiction with respect to its manufacturing operations, the Manufacturing Activities and/or the Facility and otherwise to be obtained by Supplier to permit the performance of its then current obligations under this Agreement. In the event any Consent held by Supplier relating to the Facility or its ability to manufacture the API Compound in accordance with this Agreement is hereafter suspended or revoked, or Supplier has material restrictions imposed upon it by any Governmental Authority affecting the API Compound or the Facility, Supplier shall immediately notify Adolor and shall promptly provide a schedule of compliance and such other information related thereto as is reasonably requested by Adolor. (§3.1.1)	Supplier shall obtain all Consents for which it is responsible that are required as of the Effective Date for the manufacture of the BX7, Validation Batches and the API Compound under the terms of this Agreement. At all times, Supplier shall maintain and comply with all the Consents which may from time to time be required by any Governmental Authority having jurisdiction with respect to its manufacturing operations, the Manufacturing Activities and/or the Facility and otherwise to be obtained by Supplier to permit the performance of its then current obligations under this Agreement. In the event any Consent held by Supplier relating to the Facility or its ability to manufacture the BX7, Validation Batches and the API Compound in accordance with this Agreement is hereafter suspended or revoked, or Supplier has material restrictions imposed upon it by any Governmental Authority affecting the BX7 and the API Compound or the Facility, Supplier shall immediately notify Adolor and shall promptly provide a schedule of compliance and such other information related thereto as is reasonably requested by Adolor. (§3.1.1)

SCHEDULE 1.51 TO ROW SUPPLY AGREEMENT

§ of this Agmt	Language Agreed to by Existing Product Suppliers
	Torcan	Girindus
6.6.1	Supplier shall abide by the export procedures set forth in the Quality Agreement. (§6.2)	Supplier shall abide by the export procedures set forth in the Quality Agreement. (§6.2)

8.3	For the purpose of permitting a quality and compliance audit, including to ascertain compliance with cGMPs, Specifications and applicable Laws and to audit due to an Adverse Drug Experience, emergency or inspection by a Governmental Authority, Supplier shall grant to authorized representatives of Adolor and GSK (or a Third Party hired on behalf of GSK or Adolor who is reasonably acceptable to Supplier), upon reasonable notice and no more than once per calendar year, access to the Facility. GSK and/or Adolor shall provide Supplier at least ten (10) Business Days notice in writing of the desire to have such access; provided, however, that in the event of an Adverse Drug Experience or any proposed or actual inspection by a Governmental Authority or other emergency involving the Product, GSK and Adolor shall have the right at any time upon oral or written notice to Supplier of one (1) Business Day to conduct an audit of Supplier’s facility and more frequently than once per calendar year. Supplier shall promptly respond to GSK’s or Adolor’s request and the Parties shall agree on the time, scope and manner of the audit. (§3.7.1)	For the purpose of permitting a quality and compliance audit, including to ascertain compliance with cGMPs, Specifications and applicable Laws and to audit due to an Adverse Drug Experience, emergency or inspection by a Governmental Authority, Supplier shall grant to authorized representatives of Adolor and GSK (or a Third Party hired on behalf of GSK or Adolor who is reasonably acceptable to Supplier), upon reasonable notice, access to the Facility. GSK and/or Adolor shall provide Supplier at least ten (10) Business Days notice in writing of the desire to have such access; provided, however, that in the event of an Adverse Drug Experience or any proposed or actual inspection by a Governmental Authority or other emergency involving the BX7, Validation Batches and/or the API Compound, GSK and Adolor shall have the right at any time upon oral or written notice to Supplier of one (1) Business Day to conduct an audit of Supplier’s facility and more frequently than once per calendar year. Supplier shall promptly respond to GSK’s or Adolor’s request and the Parties shall agree on the time, scope and manner of the audit. (§3.7.1)

9.3.6

Supplier represents and warrants to Adolor that:

(a) All API Compound shall be packaged in accordance with Adolor’s labeling instructions, shall be free from defects in materials and workmanship and shall not be adulterated or misbranded within the meaning of the Act, and is not an article which may not, under the Act, be introduced into interstate commerce; (b) All API Compound shall be manufactured, generated, processed, transported, treated, stored, disposed and handled in accordance with and conform to the Specifications, cGMPs, the Master Batch Record, all applicable Laws, the Quality Agreement and any further formulating, manufacturing, packaging or other standards agreed in writing by the Parties and in accordance with and conform to any applicable standards specified by the United States Pharmacopeia and Pharmacopeial Forum and the European Pharmacopeia and Pharmacopeial Forum; and (c) All API Compound so sold and shipped shall be manufactured in accordance with all applicable Laws in effect at the time and place of manufacture of such API Compound, and all waste, including but not limited to all hazardous waste, generated at the time of manufacture of API Compound shall be disposed of in accordance with all applicable Laws; (§§10.1.1, 10.1.2, and 10.1.3)

Supplier represents and warrants to Adolor that: (a) All BX7, Validation Batches and API Compound shall be in accordance with Adolor’s labeling instructions, shall not be adulterated or misbranded within the meaning of the Act, and is not an article which may not, under the Act, be introduced into interstate commerce; (b) All BX7, Validation Batches and API Compound shall be manufactured in accordance with the Specifications, cGMPs, all applicable Laws, the Quality Agreement and any further formulating, manufacturing, packaging or other standards agreed in writing by the Parties if any; and (c) All BX7, Validation Batches and API Compound so sold and shipped shall be manufactured in accordance with all applicable Laws in effect at the time and place of manufacture of such BX7, Validation Batches and API Compound, and all waste, including but not limited to all hazardous waste, generated at the time of manufacture of BX7, Validation Batches and API Compound shall be disposed of in accordance with all applicable Laws. (§§10.1.2, 10.1.3, and 10.1.4)

9.3.7

The Facility shall be the only location where Supplier performs the Manufacturing Activities unless otherwise agreed to in writing by Adolor.

During the Term of this Agreement, Supplier shall maintain the Facility, all personal property, equipment, machinery, API Compound, systems, intangibles, intellectual property and contract rights in use at the Facility during the Term in the ordinary course of business, in compliance with cGMPs and applicable Laws and free of material defects, except for defects attributable to wear and tear consistent with the age and usage of such assets, and except for such defects as do not and will not, in the aggregate, materially

The Facility shall be the only location where Supplier performs the Manufacturing Activities; provided that upon the reasonable request of Supplier, Supplier shall be entitled to switch the Manufacturing Activities to a different location if agreed to in writing by Adolor. If Adolor so agrees, such new location shall be deemed the Facility for purposes of this Agreement. During the Term of this Agreement, Supplier shall maintain the Facility, all personal property, equipment, machinery, BX7, Validation Batches, API Compound, systems, intangibles, intellectual property and contract rights in use at the Facility during the Term in the ordinary course of business, and free of

SCHEDULE 1.51 TO ROW SUPPLY AGREEMENT

§ of this Agmt	Language Agreed to by Existing Product Suppliers
	Torcan	Girindus
impair the ability to use such assets in connectionwith the manufacture, generation, processing, distribution, transport, treatment, storage, disposal or other handling of the API Compound. (§§3.5.1 and 3.5.2)

material defects, except for defects attributable to wear and tear consistent with the age and usage of such assets, and except for such defects as do not and will not, in the aggregate, materially impair the ability to use such assets in connection with the manufacture, generation, processing, distribution, transport, treatment, storage, disposal or other handling of the BX7, Validation Batches and/or the API Compound.

(§§3.5.1 and 3.5.2)

9.3.9	None	None

10.3	Supplier hereby agrees to defend Adolor and GSK and their respective Affiliates, directors, officers, employees, agents, successors and assigns from and against any and all Claims of a Third Party and to indemnify and hold Adolor and GSK and their respective Affiliates, directors, officers, employees, agents, successors and assigns, harmless from and against any and all Losses in each case of a Third Party for: (a) bodily injury, personal injury, death and property damage caused by (i) defects in the API Compound (including any materials or samples thereof) at the time of dispatch by Supplier or Supplier’s permitted designee or (ii) defective API Compound information (including any materials or samples thereof) submitted by Supplier to Adolor; (b) the negligence or willful misconduct or wrongdoing of Supplier or any Person for whose actions or omissions Supplier is legally liable; or (c) a breach by Supplier of its representations, warranties and/or covenants hereunder; provided, however, that in all cases referred to in this Section 11.1, Supplier shall have no liability to Adolor for any Losses of Adolor or GSK to the extent that such Losses of Adolor or GSK were caused by any item for which Adolor is required to indemnify Supplier pursuant to Section 11.2. [**]. (§11.1)

Supplier hereby agrees to defend Adolor and its Affiliates; and their respective, directors, officers, employees, agents, successors and assigns from and against any and all Claims of a Third Party and to indemnify and hold Adolor and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all Losses of a Third Party for: (a) bodily injury, personal injury, death and property damage caused by (i) defects in the BX7, Validation Batches or API Compound (including any materials or samples thereof) at the time of dispatch by Supplier or Supplier’s permitted designee resulting from Supplier’s failure to manufacture the BX7, Validation Batches or the API Compound in accordance with the Specifications, cGMPs, all applicable Laws, the Quality Agreement and any further formulating, manufacturing, packaging or other standards agreed in writing by the Parties or (ii) defective BX7, Validation Batches or API Compound information (including any materials or samples thereof) submitted by Supplier to Adolor; (b) gross negligence or willful misconduct or wrongdoing of Supplier or any Person for whose actions or omissions Supplier is legally liable; or (c) a breach by Supplier of its representations, warranties and/or covenants hereunder; provided, however, that in all cases referred to in this Section 11.2, Supplier shall have no liability to Adolor for any Losses of Adolor to the extent that such Losses of Adolor were caused by any item for which Adolor is required to indemnify Supplier pursuant to Section 11.3. (§11.2)

Except as otherwise expressly set forth in this Agreement, in no event shall either Party be liable to the other Party or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates in connection with a breach or alleged breach of this agreement. The foregoing sentence shall not limit the obligations of either Party to indemnify the other Party from and against Third Party claims under this Article 11. (§11.7)

[**]	= Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.51 TO ROW SUPPLY AGREEMENT

SCHEDULE 1.56

Specifications

[**]

[**]	= Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.56 TO ROW SUPPLY AGREEMENT

SCHEDULE 2.5

Key Performance Indicators

[**]

[**]	= Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2.5 TO ROW SUPPLY AGREEMENT

SCHEDULE 3.1

Initial Estimate of Capsule Product Price

[**]

[**]	= Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3.1 TO ROW SUPPLY AGREEMENT

SCHEDULE 3.2

GSK Address for Invoices

GlaxoSmithKline Export Ltd

980 Great West Road

Brentford

Middlesex

TW8 9GS

United Kingdom

Invoice to be sent to Ann O’Sullivan office mail-stop CS10-145 at the above address.

SCHEDULE 3.2 TO ROW SUPPLY AGREEMENT

SCHEDULE 4.5

Quality Agreement

Dated September     , 2004

SCHEDULE 4.5 TO ROW SUPPLY AGREEMENT